UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202, on May 10, 2012, at 1:00 p.m. local time, for the following purposes:

1.	To elect the twelve individuals nominated by our Board of Directors to serve as directors for a one-year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.	To hold an advisory vote to approve the compensation of our named executive officers;

4.	To consider and vote upon the shareholder proposals described below, if properly presented at the meeting; and

5.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE NOTE: The meeting is expected to last less than 30 minutes.

Only shareholders of record at the close of business on March 7, 2012 are entitled to notice of and to vote at the meeting.

We are pleased to once again take advantage of the Securities and Exchange Commission’s rules that allow companies to furnish their proxy materials over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and has lowered the costs and reduced the environmental impact of our annual meeting of shareholders. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about March 26, 2012.

You are cordially invited to attend the Annual Meeting in person. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 10, 2012: The 2011 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 19, 2012

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 10, 2012

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2012 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving notice because our records indicate that you owned shares of our common stock at the close of business on March 7, 2012. Our Board of Directors has chosen March 7, 2012 as the “record date” for the meeting, which is the date used to determine which shareholders will be able to attend and vote at the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you complete the proxy, you appoint two of our officers, Richard D. Schepp and Kevin Mansell, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting just in case your plans change. The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about March 26, 2012.

QUESTIONS AND ANSWERS

ABOUT OUR 2012 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The annual meeting will be held on Thursday, May 10, 2012, at 1:00 p.m., local time, at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202.

How long is the meeting expected to last?

The meeting is expected to last approximately 30 minutes.

What is the purpose of the meeting?

At the annual meeting, you will be asked to vote on the following matters:

•	the election of the twelve individuals nominated by our Board of Directors to serve as directors for a one-year term and until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

•	an advisory vote on the approval of the compensation of our named executive officers;

•	the shareholder proposals described below, if properly presented at the meeting; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our bylaws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Richard D. Schepp and Kevin Mansell to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 7, 2012 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting. Registration begins at 12:30 p.m.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to attend and vote at the meeting and at any adjournment of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the twelve director nominees and one vote on each other matter.

How many votes must be present to hold the annual meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 243,251,944 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date;

•	cast a new vote by calling the toll-free telephone number provided on the voting website (www.proxyvote.com);

•	cast a new vote over the internet by visiting the voting website (www.proxyvote.com); or

•	if you hold shares in your name, attend the annual meeting and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•	FOR the election of the twelve nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” to serve as directors (see page 17);

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013 (see “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 67);

•	FOR the approval of the compensation of our named executive officers (see “ITEM THREE — ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS” on page 68);

•	AGAINST the shareholder proposal on Animal Fur Policy (see “ITEM FOUR — SHAREHOLDER PROPOSAL” on page 69);

•	AGAINST the shareholder proposal on Succession Planning and Reporting (see “ITEM FIVE — SHAREHOLDER PROPOSAL” on page 71); and

•	AGAINST the shareholder proposal on Executives to Retain Significant Stock (see “ITEM SIX — SHAREHOLDER PROPOSAL” on page 74).

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Our Board of Directors has instituted a majority vote requirement for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO, THREE, FOUR, FIVE and SIX: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on approval of the compensation of our named executive officers and each of the shareholder proposals will be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy?

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone without indicating your vote on a matter to be considered at the annual meeting, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Richard D. Schepp and Kevin Mansell will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the annual meeting?

Only shareholders as of the close of business on the record date, March 7, 2012, may attend the annual meeting. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera function at any time.

What happens if the annual meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy as set forth above under the caption “May I change or revoke my vote after I submit my proxy?”.

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting, will be available to answer any appropriate questions you may have and will have the opportunity to make a statement.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding director attendance at annual shareholder meetings, directors are encouraged to attend. Seven of our then eleven directors attended the 2011 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all annual meeting expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our directors, officers, or employees will be specially compensated for these activities. We have hired Eagle Rock Proxy Advisors to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2012 proxy materials at www.proxyvote.com. You may also use our websites at www.kohls.com or www.kohlscorporation.com to view all of our filings with the Securities and Exchange Commission, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

How can I receive copies of Kohl’s year-end Securities and Exchange Commission filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements, for the fiscal year ended January 28, 2012, as filed with the Securities and Exchange Commission (the “Commission”). Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2013 Annual Meeting of Shareholders?

You may present matters for consideration at our next annual meeting either by having the matter included in our proxy statement and listed on our proxy or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy for the 2013 annual meeting, we must receive your proposal by November 20, 2012. You may submit your proposal in writing to: Corporate Secretary, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2013 annual meeting.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2013 annual meeting in accordance with our bylaws, and the written notice must be received by us by January 10, 2013. If you submit a proposal for the 2013 annual meeting after that date, your proposal cannot be considered at the annual meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has twelve members. Each director stands for election every year.

How often did the Board of Directors meet in fiscal 2011?

The full Board of Directors formally met five times during fiscal 2011 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the standing committees for which he or she was a member during fiscal 2011.

Do the non-management directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Our Board of Directors, upon the recommendation of the Governance & Nominating Committee, appointed Mr. Burd as the independent “Lead Director” for fiscal 2011. In this capacity, Mr. Burd presided over the meetings of non-management Directors.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines. To view these guidelines, access www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance,” then “Corporate Governance Guidelines.” Paper copies will be provided to any shareholder upon request.

How does the Board determine which directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which directors have been designated as independent?

Based on the analysis described below on page 21 under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that ten of the twelve directors that will continue to serve on the Board following the annual meeting are independent: Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, John E. Schlifske, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson. The Board has determined that Peter M. Sommerhauser is not an independent director because he is a shareholder with the law firm Godfrey & Kahn, S.C. which provides legal services to us. Kevin Mansell is not an independent director because of his employment as our Chairman, President and Chief Executive Officer.

Does the Board of Directors Have a Process for Reviewing and Approving Related Party Transactions?

Yes. The Board of Directors recognizes that related party transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, and consistent with our written code of ethics, our directors, senior officers and their respective immediate family members are to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of Kohl’s. The Governance & Nominating Committee, which is comprised solely of independent directors, reviews all related-party transactions and relationships involving a director or any senior officer. To help identify related-party transactions and relationships, each director and senior officer completes an annual questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with Kohl’s. The General Counsel also conducts a review of our financial records to determine if a director or executive officer, or a company with which a director or executive officer is affiliated, received any payments from Kohl’s or made any payments to Kohl’s that could have arisen as a result of a related party transaction during the fiscal year. On an annual basis, or as circumstances may otherwise warrant, the Governance & Nominating Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related-party transaction or relationship, the Governance & Nominating Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to Kohl’s. Transactions and relationships that are determined to be directly or indirectly material to Kohl’s or a related person are disclosed in Kohl’s proxy statement.

The Board of Directors’ processes with respect to review and approval or ratification of related-party transactions are in writing and have been incorporated into the Charter of the Governance & Nominating Committee of the Board of Directors.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

During fiscal 2011 the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	Peter Boneparth John F. Herma Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephen E. Watson

Governance & Nominating Committee	Peter Boneparth Steven A. Burd John F. Herma Dale E. Jones John E. Schlifske Frank V. Sica Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephen E. Watson

Compensation Committee	Steven A. Burd Dale E. Jones Frank V. Sica	Frank V. Sica

Are all of the members of the standing committees independent?

Yes. The members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance.” Paper copies will be provided to any shareholder upon request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include:

•	monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance;

•	selecting our independent registered public accounting firm;

•	monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions;

•	providing oversight and guidance to management with respect to management’s enterprise risk assessment and risk mitigation processes; and

•	providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is defined under New York Stock Exchange rules, and qualified to review and assess financial statements. The Board has also determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the SEC, and has specifically designated Stephen E. Watson, Chairman of the Audit Committee, as an audit committee financial expert. Each member of the Audit Committee is also “independent” as that term is defined under the rules of both the Commission and the New York Stock Exchange.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our directors and officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving our executive officer benefit, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee regularly and actively reviews and evaluates our executive management succession plans and makes recommendations to the Board with respect to succession planning issues. The Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Committee’s processes and procedures for the consideration of executive and director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2011?

During fiscal 2011, the Audit Committee formally met eight times. The Compensation Committee formally met four times. The Governance & Nominating Committee formally met three times. Each of the committees otherwise accomplished their business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent directors, unless the composition of the Executive Committee complies with such law or rule. The members of the Executive Committee during fiscal 2011 were Messrs. Burd, Kellogg, Mansell, Sica, Sommerhauser and Watson.

What is the leadership structure of Kohl’s Board of Directors and why has this structure been chosen?

The Board of Directors has no formal policy on separation of the position of Chairman of the Board and Chief Executive Officer, but generally believes that separation of the roles is unnecessary under normal circumstances. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes that it should be permitted to use its business judgment to decide who is the best person to serve as Chairman of the Board, based on what is in the best interests of Kohl’s and our shareholders on a case-by-case basis.

To further strengthen the Board’s governance structure, our Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent directors. The role of our Lead Director closely parallels the role of an independent chairman. Specifically, our independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors;

•	serves as liaison between the Chairman and the independent directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	is available for consultation and direct communication with major shareholders upon request.

We believe that the existence of an independent Lead Director with this scope of responsibilities supports strong corporate governance principles and allows the Board to effectively fulfill its fiduciary responsibilities to our shareholders.

Moreover, we have adopted strong and effective corporate governance policies and procedures to promote effective and independent corporate governance. Among these policies and procedures are the following:

•	The Board is composed of a majority of independent directors, as determined under the standards of the New York Stock Exchange;

•	The Board’s Audit Committee, Compensation Committee and Governance & Nominating Committee are composed solely of independent directors;

•

Non-management directors meet privately in executive sessions presided over by the Lead Director in conjunction with each regular Board meeting — following these executive sessions, the Lead Director provides the Board’s guidance and feedback to the Chairman;

•	Independent directors communicate regularly with the Lead Director and the Chairman regarding appropriate Board agenda topics and other Board related matters; and

•	All Board members have complete access to management and outside advisors, so the Chairman is not the sole source of information for the Board.

How Does Kohl’s Manage Risk and What is the Board’s Role in the Risk Management Processes?

We have developed a robust enterprise risk management program that is driven by management and overseen by the Board’s Audit Committee, with progress reports given periodically to the full Board. Our enterprise risk management program was designed to monitor Kohl’s ongoing progress in managing the potential impact of key regulatory, operational, financial and reputational risks across the organization. Management has compiled a comprehensive list of enterprise risks. These risks have been prioritized based upon the potential financial and reputational damage posed by each risk. A member of senior management has been assigned as the “owner” of each risk based upon who is most likely to be able to impact the effects of that particular risk. Each risk owner has been required to develop action plans to reduce, mitigate or eliminate the risk, identify barriers to risk reduction efforts, and establish key metrics to objectively measure the impacts of risk management efforts. A risk management committee has been formed among key senior managers from across our company to actively review each risk owner’s progress toward reduction, mitigation or elimination of each particular risk. The risk management committee meets regularly to review the status of risk management efforts directed toward each identified risk element. Our principal officers are periodically updated on the status of all risk management efforts, and are regularly consulted for additional direction.

Pursuant to its charter, the Board’s Audit Committee actively oversees and monitors our enterprise risk management program. The Board receives a full annual status report on all of our risk management activities. Between these annual reports, the Audit Committee receives regular updates from members of senior management on various elements of material risk. Some of these reports are scheduled because of their particular significance, and others may be scheduled at the request of any Audit Committee member for any reason. These reports are given by the appropriate risk owner within the organization to enable the Audit Committee members to understand our risk identification, risk management and risk mitigation strategies, and to provide regular feedback and general direction to management. Following each of these updates, the Audit Committee Chairman reports on the discussion to the full Board during the committee reports portion of the next full Board meeting. On an annual basis, the full Board also receives a comprehensive update on our current risk profile and our activities related to the enterprise risk management program. This enables all members of the Board to understand our overall risk profile and efforts being made to reduce, mitigate or eliminate each element of risk.

How does the Board identify and evaluate nominees for director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To assist in these considerations, the Board periodically performs a comprehensive skills assessment to determine which particular skills or areas of expertise would most help the Board of Directors carry out its significant responsibilities. In the event that vacancies are anticipated or otherwise arise, the Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating director candidates that would best satisfy areas of opportunity identified during the course of the skills assessment. Candidates may come to the attention of the Committee through current directors, members of management, eligible shareholders or other persons. From time to time, the Governance & Nominating Committee may also engage a search firm to assist in identifying potential Board candidates, although such a firm was not used to identify any of the nominees for director proposed for election at the 2012 annual meeting. Once the Committee has identified a prospective nominee, the Committee carefully evaluates the nominee’s potential contributions in providing advice and guidance to the Board and management.

What are the minimum required qualifications for directors?

Members of the Board and director nominees must share with the other directors the following attributes:

•	Unquestionable ethics and integrity;

•	A demonstrated record of success, leadership and solid business judgment;

•	Intellectual curiosity;

•	Strong reasoning skills;

•	Strong strategic aptitude;

•	Independence and objectivity — willingness to challenge the status quo;

•	A demonstrated record of social responsibility;

•	A commitment to enhancing long-term shareholder value;

•	A willingness to represent the interests of all of our shareholders;

•	A willingness and ability to spend sufficient time to carry out their duties; and

•	A good cultural fit with Kohl’s and the Board.

Does Kohl’s have a formal diversity policy for directors?

The Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

How does the Board evaluate director candidates recommended by shareholders?

The Governance & Nominating Committee evaluates shareholder nominees in the same manner as any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2013 annual meeting of shareholders, the notice must be received within the time frame discussed above on page 5 under the heading “How do shareholders submit proposals for Kohl’s 2013 Annual Meeting of Shareholders?” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. Among other things, a shareholder proposing a director nomination must disclose any hedging, derivative or other complex transactions involving our common stock to which the shareholder is a party. These requirements are detailed in our Bylaws, a copy of which will be provided to you upon request.

How are directors compensated?

Pursuant to our Non-Employee Director Compensation Program, directors who are not our employees or employees of our subsidiaries received an annual retainer fee of $100,000. The independent Lead Director received an additional retainer fee of $15,000. Chairpersons of the Compensation Committee and the Audit

Committee received an additional $20,000 retainer fee, and the Chairperson of the Governance & Nominating Committee received an additional $10,000 retainer fee. Non-employee directors also received retainer fees for membership on the Compensation, Audit and Executive Committees. Committee member retainers are $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. Directors received no additional compensation for participation in Board of Directors’ or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Governance & Nominating Committee.

Stock options and restricted shares are granted to non-employee directors from time to time pursuant to our 2010 Long Term Compensation Plan. These grants are typically made following a director’s initial election to the Board and each time the director is re-elected by the shareholders to serve a new term. The annual awards, which are comprised of 50 percent stock options and 50 percent restricted shares, typically have a “grant date fair value” of approximately $100,000, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). Accordingly, each of the non-employee directors that were re-elected to the Board at the 2011 Annual Meeting of Shareholders received a grant of 898 restricted shares and 2,843 ten-year stock options at the strike price of $55.68 per share. All stock options granted to non-employee directors in 2011 were at the closing market price on the date of grant and vest on the first anniversary of the date of grant. The restricted shares also vest on the first anniversary of the date of grant. Prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), and have all other rights as a holder of outstanding shares of our stock.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee director for services rendered during fiscal 2011. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2012 for services rendered in fiscal 2011.

	Fees Earned or Paid in Cash $	Stock Awards $(1)	Option Awards $(1)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Peter Boneparth	$115,000	$50,001	$50,118	—	—	—	$215,119
Steven A. Burd	$140,000	$50,001	$50,118	—	—	—	$240,119
John F. Herma	$115,000	$50,001	$50,118	—	—	—	$215,119
Dale E. Jones	$110,000	$50,001	$50,118	—	—	—	$210,119
William S. Kellogg	$115,000	$50,001	$50,118	—	—	—	$215,119
John E. Schlifske(2)	$50,000	$50,023	$50,002	—	—	—	$150,025
Frank V. Sica	$145,000	$50,001	$50,118	—	—	—	$245,119
Peter M. Sommerhauser	$115,000	$50,001	$50,118	—	—	—	$215,119
Stephanie A. Streeter	$115,000	$50,001	$50,118	—	—	—	$215,119
Nina G. Vaca	$115,000	$50,001	$50,118	—	—	—	$215,119
Stephen E. Watson	$160,000	$50,001	$50,118	—	—	—	$260,119

(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2011, computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). Each Director who was re-elected to the Board of Directors at the 2011 Annual Meeting of Shareholders was awarded 2,843 stock options and 898 restricted shares. For a discussion of the valuation assumptions used for all stock-based awards, see Note 7 to our fiscal 2011 audited financial statements included in our Annual Report on Form 10-K.

(2)	Mr. Schlifske was first elected to the Board of Directors in August 2011. He was awarded 3,815 stock options and 1,065 restricted shares upon his election.

As of January 28, 2012, the aggregate number of vested and unvested stock options and unvested shares of restricted stock held by each incumbent non-employee director were as follows:

	Number of Securities Underlying Unexercised Options		Number of Unvested Shares of Restricted Stock(1)
	Vested	Unvested
Mr. Boneparth	11,114	2,843	912
Mr. Burd	21,314	2,843	912
Mr. Herma	17,814	2,843	912
Mr. Jones	11,114	2,843	912
Mr. Kellogg	25,314	2,843	912
Mr. Schlifske	—	3,815	1,070
Mr. Sica	17,814	2,843	912
Mr. Sommerhauser	21,314	2,843	912
Ms. Streeter	14,814	2,843	912
Ms. Vaca	6,941	2,843	912
Mr. Watson	22,314	2,843	912

(1)	Includes accrued but unvested dividend equivalent shares.

Are directors required to own Kohl’s stock?

We believe that director stock ownership is important to align the interests of our directors with those of our shareholders. Each non-management member of the Board of Directors is expected to hold a minimum of 7,300 shares of Kohl’s stock, including shares of restricted stock, but not including any vested or unvested stock options. This ownership level is to be achieved by the later of:

(a)	November 10, 2013, which is the third anniversary of the date the Board of Directors adopted these ownership guidelines; or

(b)	the fifth anniversary of the director’s initial election to the Board.

The number of shares set forth above will be revisited from time to time by the Governance & Nominating Committee, with the intention of requiring Directors to own Company stock with a value of approximately three times the amount of the directors’ average annual cash retainer. A Director is not permitted to sell any stock, either through the exercise of stock options or otherwise, until he or she attains the above-referenced ownership level.

Do you have a written Code of Ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. We provide educational seminars with respect to the code for all of our employees, and all employees agree in writing to comply with the code at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on our website by accessing www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance,” then “Code of Ethics.” We intend to satisfy our disclosure requirements under Item 5.05 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Business Conduct that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the code of ethics will be provided to any shareholder upon request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our Board of Directors on our website at www.kohlscorporation.com, under the section entitled “Investor Relations,” or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors, including the independent Lead Director, as follows (these instructions are also available on our website):

Write to our Board of Directors or Lead Director Steven A. Burd:

Kohl’s Board of Directors

c/o Richard D. Schepp, Senior Executive Vice President, General Counsel and Secretary

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors or Lead Director Steven A. Burd:

directors@kohls.com

Questions or concerns related to financial reporting, internal accounting or auditing matters may be sent to governance@kohls.com.

All questions or concerns will be forwarded to the appropriate members of management or the Board of Directors. Correspondence related to accounting, internal controls or auditing matters is immediately brought to the attention of our Internal Audit Department and, if appropriate, to the Audit Committee of the Board of Directors. The Audit Committee receives a quarterly recap of all communications received through any of the above-referenced channels.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When do your fiscal years end?

References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 28, 2012 is referred to as “fiscal 2011”.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 28, 2012 (unless otherwise noted) by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in his or her 401(k) Plan and our Employee Stock Ownership Plan. Indicated options are all exercisable within 60 days of January 28, 2012.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Peter Boneparth	18,960	(1)	*

Steven A. Burd	38,105	(2)	*

John F. Herma	1,469,700	(3)	*

Dale E. Jones	13,960	(4)	*

William S. Kellogg	556,473	(5)	*

John E. Schlifske	1,070	(6)	*

Frank V. Sica	51,288	(7)	*

Peter M. Sommerhauser	909,603	(8)	*

Stephanie A. Streeter	17,660	(9)	*

Nina G. Vaca	8,787	(10)	*

Stephen E. Watson	26,660	(11)	*

Kevin Mansell	1,734,143	(12)	*

Donald A. Brennan	556,023	(13)	*

John Worthington	357,102	(14)	*

Wesley S. McDonald	253,286	(15)	*

Peggy Eskenasi	155,061	(16)	*

Hampshire Trust LLC	14,560,531	(17)	6.0%
300 N. Dakota Avenue, Suite 503 Sioux Falls, SD 57104

All directors and executive officers as a group (18 persons)	21,404,296	(18)	8.8%

Capital Research Global Investors	22,798,000	(19)	9.4%
333 South Hope Street Los Angeles, CA 90071
T. Rowe Price Associates, Inc.	25,970,485	(20)	10.7%
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1%.
(1)	Includes 912 unvested restricted shares and 11,114 shares represented by stock options.

(2)	Includes 912 unvested restricted shares and 21,314 shares represented by stock options.
(3)

Includes 57,848 shares held by a charitable foundation for which Mr. Herma serves as a director and president and with respect to which he shares voting and investment power with Mr. Sommerhauser, 912 unvested restricted shares and 17,814 shares represented by stock options.

(4)	Includes 912 unvested restricted shares and 11,114 shares represented by stock options.
(5)

Includes 45,970 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president and with respect to which he shares voting and investment power with Mr. Sommerhauser, 912 unvested restricted shares and 25,314 shares represented by stock options.

(6)	Unvested restricted shares.
(7)

Includes 19,628 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children, 1,000 shares held by Mr. Sica’s children, 912 unvested restricted shares and 17,814 shares represented by stock options.

(8)

Includes 652,731 shares held in trust for the benefit of the families of current and former directors and executive officers of Kohl’s or in charitable foundations established by executive officers of Kohl’s for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 120,640 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 8,150 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, 47,042 shares held in trust for the benefit of Mr. Sommerhauser’s spouse, 912 unvested restricted shares and 21,314 shares represented by stock options. Does not include 14,560,531 shares held in trusts for the benefit of the families of current and former directors and executive officers of Kohl’s for which Hampshire Trust LLC (“Hampshire”) serves as the trustee. Mr. Sommerhauser serves as an officer of Hampshire and shares voting and investment power over such shares with the other three officers of Hampshire.

(9)	Includes 912 unvested restricted shares and 14,814 shares represented by stock options.
(10)	Includes 912 unvested restricted shares and 6,941 shares represented by stock options.
(11)	Includes 912 unvested restricted shares and 22,314 shares represented by stock options.
(12)

Includes 111,518 shares held in trusts for the benefit of Mr. Mansell and his spouse, as to which Mr. Mansell or his spouse serves as co-trustee and have shared voting and investment power with Mr. Sommerhauser, 4,628 shares held by Mr. Mansell’s children, 12,481 unvested performance shares, 152,419 unvested restricted shares, and 1,364,614 shares represented by stock options.

(13)	Includes 152,602 unvested restricted shares and 383,688 shares represented by stock options.
(14)	Includes 152,602 unvested restricted shares and 202,603 shares represented by stock options.
(15)	Includes 96,366 unvested restricted shares and 137,275 shares represented by stock options.
(16)	Includes 69,976 unvested restricted shares and 80,418 shares represented by stock options.
(17)

Consists of shares held in trusts for the benefit of the families of current and former directors and executive officers of Kohl’s. Mr. Sommerhauser serves as an officer of Hampshire and shares voting and investment power over such shares with the other three officers of Hampshire.

(18)	Includes 2,802,609 shares represented by stock options.
(19)

According to the Schedule 13G filed February 9, 2012 by Capital Research Global Investors (“Capital Research”). Capital Research was the beneficial owner of 22,798,000 shares of Kohl’s common stock as of December 30, 2011. The filing indicates that Capital Research has sole voting power and sole dispositive power with respect to all 22,798,000 shares.

(20)

According to the Schedule 13G filed January 10, 2012 by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe was the beneficial owner of 25,970,485 shares of Kohl’s common stock as of December 31, 2011. The filing indicates that T. Rowe has sole voting power with respect to 7,360,157 shares and sole dispositive power with respect to 25,948,935 shares.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. The size of our Board was expanded to twelve members upon the Board’s election of John E. Schlifske in August 2011. Upon the recommendation of the Governance & Nominating Committee, Mr. Schlifske was unanimously elected by the full Board of Directors to serve until this May 10, 2012 annual meeting of shareholders and until his successor is duly elected and shall qualify.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next annual meeting of shareholders and until the directors’ successors are duly elected and shall qualify. OUR BOARD OF DIRECTORS HAS INSTITUTED A MAJORITY VOTE REQUIREMENT FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS. THIS MEANS THAT A DIRECTOR NOMINEE WILL BE ELECTED IF THE NUMBER OF VOTES CAST “FOR” THAT NOMINEE EXCEEDS THE NUMBER OF VOTES CAST “AGAINST” THAT NOMINEE. If you abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the twelve nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the twelve nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF NO INSTRUCTIONS ARE SPECIFIED ON YOUR OTHERWISE PROPERLY COMPLETED

PROXY, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

The Board of Directors and particularly its Governance & Nominating Committee regularly considers whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. In making these considerations, the Board of Directors and its Governance & Nominating Committee has focused primarily on the information in each of the nominee’s individual biographies set forth below. These biographies are based upon information provided by each of the nominees. There are no family relationships between the nominees. Unless otherwise indicated, the nominees have had the indicated principal occupation for at least the past five years. The directorships listed for each nominee are those public company directorships that have been held by the nominee at any time during the past five years.

	Age	Director Since
Peter Boneparth	52	2008

Senior Advisor, Irving Capital Partners, a private equity group, since February 2009. Former President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from March 2002 to July 2007. Mr. Boneparth was a director of McNaughton Apparel Group, a producer of apparel, from April 1997 to July 2001 and of Jones Apparel Group a provider of apparel and footwear, from July 2001 to July 2007. He is currently a director of JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Boneparth’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of several large companies that specialize in the production and sale of apparel and footwear, his experience as a director of other public companies and his broad-based knowledge in the areas of retail sales, corporate finance, consumer products, and the design and manufacture of apparel and other products.

Steven A. Burd	62	2001

Chairman, President and Chief Executive Officer of Safeway Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

The Governance & Nominating Committee believes Mr. Burd’s qualifications to serve on our Board of Directors include his experience as President, Chief Executive Officer and Chairman of the board of directors of a large retail company and his broad-based knowledge in the areas of retail operations, corporate finance, accounting and marketing.

John F. Herma	64	1988

Our former Chief Operating Officer and Secretary. Mr. Herma retired from Kohl’s effective June 1999, after 21 years of service.

The Governance & Nominating Committee believes Mr. Herma’s qualifications to serve on our Board of Directors include his extensive retail experience, his 21 years of service with Kohl’s during which he held several executive leadership positions including Chief Operating Officer, and his broad-based knowledge in the areas of retail operations, retail accounting, real estate and human resources.

	Age	Director Since
Dale E. Jones	52	2008

Vice Chairman and partner of the CEO and Board Practice in the Americas at Heidrick and Struggles, an executive development and search firm, since January 2009. Chief Executive Officer of PlayPumps International, a provider of children’s play equipment that also pumps water for African communities, from September 2007 to January 2009. During that same period, Mr. Jones also served as Executive Vice President of Revolution LLC, a venture capital firm. Mr. Jones held several executive leadership positions at Heidrick and Struggles from 1999 to 2007. Mr. Jones also serves on the Board of Trustees of the Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Jones’ qualifications to serve on our Board of Directors include his extensive experience as a senior advisor to chief executives and boards of directors in the areas of executive recruiting, succession planning and talent management, his experience as a director of another public company and his broad-based knowledge in the areas of consumer products, executive compensation and general human resources.

William S. Kellogg	68	1988

Our former Chairman and Chief Executive Officer. Mr. Kellogg retired from Kohl’s at the end of fiscal 2000, after 34 years of service. He was a director of CarMax, Inc., an automotive retailer, from April 2003 through June 2008.

The Governance & Nominating Committee believes Mr. Kellogg’s qualifications to serve on our Board of Directors include his extensive retail experience, his 34 years of service with Kohl’s during which he held several executive leadership positions including Chairman of the Board of Directors and Chief Executive Officer, his experience as a director of another retail — oriented public company and his broad-based knowledge in the areas of retail operations, real estate and human resources.

Kevin Mansell	59	1999

Our President since February 1999, our Chief Executive Officer since August 2008, and Chairman of the Board of Directors since September 2009. Mr. Mansell served as Executive Vice President — General Merchandise Manager from 1987 to 1998. He joined us in 1982.

The Governance & Nominating Committee believes Mr. Mansell’s qualifications to serve on our Board of Directors include his 36 years of retail experience, including 29 years with Kohl’s and 12 years as our President. His insight and direct knowledge of Kohl’s current operations and strategic opportunities within the retail industry is also invaluable.

John E. Schlifske	52	2011

Chairman and Chief Executive Officer of Northwestern Mutual Life Insurance Company since 2010. Mr. Schlifske held a number of executive management positions at Northwestern Mutual Life Insurance Company since 1987, including President from March 2009 through July 2010, interim President and Chief Executive Officer of Frank Russell Investment Company (a subsidiary of Northwestern Mutual Life Insurance Company) from June 2008 to February 2009, Executive Vice President – Investment Products and Services from June 2006 through June 2008 and Senior Vice President – Investment Products and Services from January 2004 through May 2006. He also serves on the Board of Trustees of the Northwestern Mutual Life Insurance Company.

	Age	Director Since

The Governance & Nominating Committee believes Mr. Schlifske’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a major company and his broad-based financial expertise.

Frank V. Sica	61	1988

Managing Partner, Tailwind Capital, a private investment firm, since 2006. Senior Advisor to Soros Private Funds Management from 2003 to 2006. President of Soros Private Funds Management from 2000 to 2003. Managing Director of Soros Funds Management from 1998 to 2000. From 1998 through February 2007, Mr. Sica was a director of Emmis Communications Corporation, a radio broadcasting company. From September 2004 through February 2010, he was a director of NorthStar Realty Finance Corporation, a real estate finance company. Mr. Sica is currently a director of CSG Systems International, an account management and billing software company for communication industries, and JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Sica’s qualifications to serve on our Board of Directors include his years of executive experience in the investment banking and private equity field, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, executive compensation, information technology and real estate.

Peter M. Sommerhauser	69	1988

Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Sommerhauser also serves on the Board of Trustees of The Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Sommerhauser’s qualifications to serve on our Board of Directors include his many years of experience as an attorney who has represented corporate clients in a wide variety of corporate and financial matters, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, consumer financial services, and executive compensation issues.

Stephanie A. Streeter	54	2007

Chief Executive Officer and Director of Libbey, Inc., a producer of glass tableware and other tabletop products, since August 2011. Former Interim Chief Executive Officer, United States Olympic Committee from March 2009 to January 2010. Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007. Ms. Streeter served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002. From 2001 to 2007, she was a director of Banta Corporation and she is currently a director of Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services.

The Governance & Nominating Committee believes Ms. Streeter’s qualifications to serve on our Board of Directors include her experience as President, Chief Executive Officer and Chairman of the board of directors of complex businesses with worldwide operations; her experience as a director of other public companies and her broad-based knowledge in the areas of marketing, consumer products, information technology and e-commerce.

	Age	Director Since
Nina G. Vaca(1)	40	2010

Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a staffing, vendor management and information technology services firm, since October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a management company, since April 1999. Ms. Vaca is also a director of Comerica Incorporated, a banking and financial services company.

The Governance & Nominating Committee believes Ms. Vaca’s qualifications to serve on our Board of Directors include her experience as Chief Executive Officer, Chairman of the Board of Directors and founder of a rapidly-growing business; her experience as a director of another public company; and her broad-based knowledge in the areas of information technology, human resources, marketing and e-commerce.

Stephen E. Watson	67	2006

Former President and Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002. Mr. Watson held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division. From 2004 through May 2007, he was a director of Smart & Final, Inc., an operator of grocery stores. From 2005 through 2009, Mr. Watson was a director of Eddie Bauer Holdings, Inc., an apparel retailer. He is currently a director of Regis Corporation, an operator of beauty salons, and Chico’s FAS Inc., a specialty retailer.

The Governance & Nominating Committee believes Mr. Watson’s qualifications to serve on our Board of Directors include his experience as the leading senior executive officer of several complex retail businesses; his experience as a director of other retail-oriented public companies; and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a director’s independence.

In February 2012, the Governance & Nominating Committee reviewed a summary of directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. During the course of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships

(1)	Professional name of Ximena G. Humrichouse.

can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Based on this review, the Committee affirmatively determined that the following continuing directors are independent: Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, Frank V. Sica, John E. Schlifske, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements.

The Committee determined that Kevin Mansell is not considered an independent director because of his employment as our Chairman, President and Chief Executive Officer. The Committee also determined that Mr. Sommerhauser is not an independent director because he is a shareholder with the law firm Godfrey & Kahn, S.C. which provides legal services to us.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable director or directors:

•	Blackhawk Agreements.

In 2004, Kohl’s entered into an agreement with Blackhawk Marketing Services, Inc. (now known as Blackhawk Network, Inc.), pursuant to which Blackhawk distributes Kohl’s gift cards for sale in various retail outlets across the country. This agreement was subsequently amended and restated in 2012. Blackhawk is a subsidiary of Safeway Inc. Mr. Burd is Chairman, President and Chief Executive Officer of Safeway. He holds a small minority ownership interest in Blackhawk and serves on Blackhawk’s Board of Directors, but is not an employee or officer of that entity. The agreement provides that in return for its services, Blackhawk receives a fee that is calculated as a percentage of the gift card sales volume. Blackhawk’s compensation under the agreement was approximately $12 million for fiscal 2011.

In 2007, Blackhawk and Kohl’s entered into a “Blackhawk Network Gift Card Alliance Partners Agreement,” pursuant to which we sell gift cards of other retailers in our stores. This agreement was subsequently amended and restated in 2012. Blackhawk provides services to facilitate these sales, and we receive a commission for each card sold at our stores. The term of this agreement ends on January 31, 2015. The commissions we earned under this agreement for gift cards were approximately $3 million in fiscal 2011.

The agreements described above were entered into at arm’s length and Mr. Burd was not involved in any of the negotiations. Blackhawk is a leading provider of these services in the retail industry, and Safeway has confirmed that the terms of our agreements with Blackhawk are substantially similar to those of agreements Blackhawk has entered into with similarly situated retailers.

•

Prior to their retirement from Kohl’s, Messrs. Herma and Kellogg had employment agreements that provided post-retirement health benefits for them and their eligible dependants. Each of these former executives is required to reimburse us for a portion of the premiums paid for these benefits.

•

Several of our directors or their family members serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contributions programs.

•

Several of our directors serve on the boards of directors of companies with which we may do relatively small amounts of ordinary course business from time to time. The Governance & Nominating Committee has reviewed each of these instances and has determined that in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arms length, and that our directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Frank V. Sica, Chairman

Dale E. Jones

Steven A. Burd

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The Compensation Committee (“Committee”) discharges the Board of Directors’ responsibilities related to the compensation of our directors and officers, ensuring our executive compensation program meets our corporate objectives. This Compensation Discussion & Analysis (“CD&A”) provides insight into the Committee’s decision-making process for determining the compensation for our named executive officers, or NEOs.1 Specifically, it discusses and analyzes the Committee’s executive compensation philosophy, the various objectives, policies, programs, and practices developed and used by the Committee and the executive compensation decisions made by the Committee.

The Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to performance with the ultimate objective of increasing shareholder value. In fact, each primary element of our executive compensation program is tied to Company performance. The Committee believes our executive compensation program is generally consistent with market practice.

Our executive compensation program consists primarily of three elements: base salary, an opportunity for annual cash incentive awards, and an opportunity for long-term compensation awards. Base salary increases, annual cash incentive awards, and long-term incentive awards are linked to our performance and shareholder value. The size of the base salary increases and annual incentive awards is determined in large part by financial goals, including but not limited to net income and return on investment goals, established by the Committee at the beginning of each year. These goals are intended to be difficult to achieve relative to our prior year’s performance and relative to our competitors’ projected performance for the year. The size of long-term incentive awards granted to senior executives has always been tied to individual performance. No long-term executive awards are granted to NEOs who do not achieve a satisfactory individual performance rating based on the prior year’s performance. Furthermore, the vesting of such awards occurs over a multi-year period and since 2011, all restricted stock granted to our NEOs is subject to performance-based conditions.

The Committee is pleased with our shareholders’ strong support of our NEO compensation program, as expressed in the advisory vote on the compensation of our NEOs held in conjunction with the 2011 Annual Meeting of Shareholders. Over 98% of the shareholders who voted in this advisory vote expressed approval of our NEO compensation. In accordance with its charter, the Committee reviewed these vote results and has considered whether any adjustments were warranted based on these results.

The last several fiscal years have been greatly impacted by the national downturn and recession. Despite these economic headwinds, we have maintained a strong track record of profitability, and in several of these years, we exceeded our own internal financial plans and projections. The Fiscal 2011 marketplace was marked with continued consumer uncertainty about the strength of our economy, and Kohl’s sales fell short of our expectations. Despite this sales shortfall to our plans, our diluted earnings per share for 2011 increased 17 percent and net income increased 4 percent for the year. As a result, in 2012:

•	the Committee’s performance evaluation of each of the NEOs resulted in “effective” ratings;

•	the NEOs were each granted salary increases of 2.25% of their current base salaries;

•

the Committee awarded annual incentives to the NEOs pursuant to our Annual Incentive Plan at a level that was slightly above the “Target” amount for 2011, which is significantly below the annual incentives paid based on our performance in 2009 and 2010.

[1]	Our NEOs for fiscal 2011 were: Kevin Mansell (Chairman, President and Chief Executive Officer), Wesley S. McDonald (Senior Executive Vice President, Chief Financial Officer), Donald A. Brennan (Chief Merchandising Officer), John M. Worthington (Chief Administrative Officer), and Peggy Eskenasi (Senior Executive Vice President). Our top officers in 2011, who we refer to as principal officers, were Messrs. Mansell, Brennan, and Worthington.

The Committee believes all of these awards were appropriate and in line with its philosophy.

As detailed below, the Committee’s 2011 compensation benchmarking analysis indicated that Mr. Mansell’s target total direct compensation was below the peer group median. This shortfall, and the corrective actions taken by the Committee were discussed and reviewed with the Committee’s compensation consultant in 2011 and 2012. Specific actions taken were:

•	The value of Mr. Mansell’s 2012 long-term compensation award will be increased to $5,600,000;

•	Mr. Mansell’s long-term compensation opportunities for future years have been increased; and

•	Mr. Mansell’s annual incentive opportunities for future years have been increased.

All of these actions are discussed in greater detail below.

Philosophy and Objectives

The Committee believes executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Committee’s objectives are:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals that drive long-term performance;

•	Providing long-term compensation opportunities through equity awards that are tied to corporate performance and align executive compensation with value received by our shareholders;

•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

These objectives are implemented by the Committee through our executive compensation program, which is comprised of three primary elements:

•	Base salary;

•	Annual incentive compensation; and

•	Long-term compensation.

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. For instance, the Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business and the market cycle. Each of the elements of our executive compensation program is discussed in more detail below.

Risk Assessment

In 201l, we again conducted an analysis of whether our compensation plans, policies and practices create material risks to Kohl’s. As part of this analysis, we reviewed all of our compensation plans, policies and practices. We also considered the potential impact of each of our compensation plans, policies and practices on all of the risk factors we have identified in our public filings. The Committee engaged an independent third party consultant (not the Committee’s primary compensation consultant) to assist in this process and give a separate risk assessment. Following these analyses, the Committee and its independent consultant agreed with management’s conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company.

The Committee believes our compensation plans, policies and practices are designed to reward individual performance that contributes to overall Company performance and the achievement of long term and short term Company goals. These plans, policies and practices do not encourage or reward individuals for taking actions that may result in higher personal compensation, but that expose the Company to risks that are inconsistent with the Company’s strategic plan. The amount of each type of compensation awarded to or earned by our management team is determined either solely by reference to Company-wide performance (e.g., annual incentive payments and the value of long-term incentive awards) or a combination of Company-wide performance and individual performance (e.g., base salary increases and the size and, beginning in 2011, the vesting of long-term incentive awards).

Our long-term compensation is typically paid in the form of equity and the Committee has adopted share ownership guidelines which require our NEOs to continuously own a substantial amount of equity during their employment. Equity based long-term incentives align our executives’ long-term interests with those of our shareholders and discourage excessive risk taking intended to drive short term results at the expense of long-term shareholder value enhancement. The Committee believes our long-term compensation program motivates and rewards our executives for decisions that may not produce short-term results but will likely have a positive long-term effect, such as those related to investments in our infrastructure and increasing our market share. Our executives are not compensated for discrete decisions or actions.

Determining Executive Compensation

The Committee oversees the compensation programs of our directors and officers. Those programs are administered by management in accordance with the policies developed by the Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Compensation Committee Meetings

The Committee meets several times during the course of a fiscal year to review issues with respect to executive compensation matters. Prior to each meeting, the Chairman of the Committee prepares and/or approves the agenda. In the first quarter of each year, the Committee grants base salary increases and awards annual and long-term incentives based on individual and Company performance in the prior year. At this meeting, the Committee also establishes base salary increase opportunities and award opportunities under our annual and long-term incentive programs and the goals that must be achieved or the factors that will be considered in the current fiscal year to earn these increases and awards in the following fiscal year. The Chairman of the Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer, Corporate Secretary and our Executive Vice President-Human Resources typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During 2011, the Committee held several executive sessions without management present to make compensation related decisions.

The Committee retains an independent outside compensation advisor. This advisor also participates in Committee meetings as directed by the Chairman. The Committee’s independent outside adviser is Steven Hall & Partners (“SH&P”) who works at its direction and works with management as approved by the Committee.

Compensation Reports

While the Committee reviews information throughout the year, the Committee receives two principal reports during the year related to compensation levels paid to our NEOs. The first report is a tally sheet on each NEO. The second report is a benchmarking analysis for our top executives.

Tally Sheets

The Committee annually reviews tally sheets for each of our NEOs, which present a comprehensive summary of the executive’s compensation, including the following information:

1.	The total compensation paid to each executive during the prior fiscal year, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;

2.	The fair market value of stock holdings, including the value of in-the-money stock option awards; and

3.	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

Tally sheets provide the Committee with an overview of our compensation programs. While not used explicitly for determining compensation levels, they are useful in several other ways. Tally sheets inform the Committee about the relationship between different components of pay. They also show the Committee the level of wealth creation available and the retention value that exists from unvested equity. Finally, tally sheets provide context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking Analysis

The Committee considers all aspects of compensation for the NEOs and other senior officers. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the senior officers against that paid by retail competitors in an effort to design the executive compensation program to result in a competitive pay package. In general, the Committee believes that target total direct compensation between the 50th and 75th percentiles of compensation levels paid by its retail competitors is appropriate, given the generally greater responsibilities that our executives have relative to comparable positions at other retail competitors.

During 2011, SH&P analyzed numerous data sources to ensure the Committee was considering the most relevant compensation information available. After this review, SH&P concluded our historical sources of Hay Group Retail Survey and proxy data was the best available. The market data reviewed by the Committee consisted of newly available data from the Hay Group’s 2011 Retail Industry Survey and information prepared by SH&P from publicly available proxy statements, Forms 8-K, and Forms 4 of our peer group companies. The peer group used for the 2011 analysis was similar to last year, with the removal of Lowe’s Companies and Best Buy Co., Inc., due to their larger revenues and lack of industry similarity, and Urban Outfitters Inc., due to their smaller revenues. Ross Stores, Inc. was added as a comparator. The 2011 group consists of:

•	Target Corporation

•	Macy’s, Inc.

•	Sears Holdings Corporation

•	J.C. Penney Company, Inc.

•	The Gap, Inc.

•	Staples, Inc.

•	The TJX Companies, Inc.

•	Nordstrom, Inc.

•	Bed, Bath & Beyond Inc.

•	Ross Stores, Inc.

•	Limited Brands, Inc.

The Committee believes this peer group includes well-run companies with similar business concepts to ours and should provide a stable group of companies representing an appropriate range of revenue and market capitalization against which to compare our pay practices in the future. The Committee will continue to monitor the appropriateness of our comparators and make adjustments as necessary.

We also measure our performance against a subset of our peer group for purposes of annual performance reviews, annual incentive plan awards and the vesting of certain equity-based awards. This subset consists of J.C. Penney Company, Inc., Macy’s, Inc., The Gap, Inc., Target Corporation and Sears Holdings Corporation. We refer to this subset as our “core peer group.” We use the core peer group because the Committee believes in certain instances, elements of compensation should be contingent upon our performance relative to our closest competitors.

At a meeting in November, 2011, the Committee reviewed a detailed benchmarking report prepared by SH&P. This report included detailed information on the following components of compensation for the NEOs:

•	Base Salaries;

•	Target Annual Incentives;

•	Actual Annual Incentives paid in Fiscal 2011 based on Fiscal 2010 performance;

•	Target Annual Cash Compensation;

•	Long-Term Incentives; and

•	Target Total Direct Compensation.

This benchmarking data indicated:

•

Mr. Mansell’s total compensation, including the amortized value of the equity awards made to him at the time of his promotions to Chief Executive Officer and Chairman, is below the market median for target total direct compensation, primarily due to shortfalls in long-term incentive awards.

•

The total compensation of Messrs. Brennan, Worthington, McDonald, and Ms. Eskenasi, including the amortized value of all outstanding equity compensation awards, were consistent with the Committee’s philosophy.

The Committee took this information into consideration in evaluating each of the NEOs compensation for fiscal 2012 and in increasing Mr. Mansell’s 2012 long-term compensation award value, long-term compensation award value opportunities in future years and annual incentive opportunities.

Pay-for-Performance

The Committee believes it is important that a significant portion of our NEOs’ compensation is tied to our future performance — both on an absolute basis and relative to other companies in the retail industry — in order to maximize shareholder value creation. Accordingly, the aggregate compensation paid to our NEOs is heavily weighted towards annual and long-term incentive compensation that is based upon Kohl’s absolute and relative performance.

The Committee sets challenging goals that must be met in order for the NEOs to maximize their compensation:

•

Each year, the Committee sets individual performance criteria for each NEO that includes both quantitative goals, such as corporate net income, return on investment, and business specific objectives, and qualitative goals, such as leadership effectiveness and strategic planning that must be achieved for the NEOs to be eligible for various levels of base salary increases and long-term incentive awards.

•	The Committee sets goals based on the Company’s absolute performance and the Company’s performance relative to the core peer group for various levels of annual incentive payouts.

•	The Committee has established corporate performance goals that must be met in order for any of the NEOs’ performance-vested restricted share awards to vest.

•	Moreover, the value of any long-term incentive award is dependent upon the future performance of our stock price.

The specifics of each of these performance criteria are discussed in greater detail below.

While the compensation of our NEOs is largely driven by the Company’s performance, the individual performance of each NEO is taken into account in varying degrees in determining their performance ratings which serve as a guideline for annual base salary increases and equity grants. Individual roles and performance are also periodically taken into account in granting compensation increases or awards that are different than or in addition to those suggested by the guidelines. For example, annual base salary increases and the size of long-term equity awards may be adjusted based upon factors other than or in addition to their performance ratings, including, among other things, promotions, new roles and responsibilities and previous compensation increases.

Performance Evaluation Process

The Committee’s primary consideration when setting compensation is the performance of our NEOs against pre-established performance objectives, which the Committee feels will increase long-term shareholder value. The Committee uses a disciplined process to assess performance. This detailed process attempts to ensure that we reward and retain top talent while aligning those executives’ interests with those of our shareholders.

Chairman, President and CEO

The factors considered by the Committee to evaluate the performance of Mr. Mansell in fiscal years 2010 and 2011 included: (i) corporate net income for the prior fiscal year, weighted 50%; (ii) corporate return on investment for the prior fiscal year (as calculated and reported in our Annual Report on Form 10-K), weighted 30%; and (iii) other qualitative criteria, including leadership and vision, long-term strategic planning, succession planning, keeping our Board of Directors informed, enhancing our diversity, and social responsibility, collectively weighted 20%. As such, 80% of Mr. Mansell’s evaluation is and has been tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

The Committee awards Mr. Mansell points in the three categories described above based upon corporate performance and his individual performance with respect to the qualitative criteria. Depending on the total points awarded, Mr. Mansell may receive one of the following ratings: (1) unsatisfactory, (2) inconsistent, (3) satisfactory, (4) effective, (5) highly effective, or (6) outstanding. The total points awarded to Mr. Mansell equals the sum of the points awarded based on actual performance relative to the two quantitative corporate performance objectives and the Committee’s subjective assessment of Mr. Mansell’s performance relative to the qualitative individual performance criteria. The maximum number of points that can be awarded with respect to each performance objective is based on the weighting of that performance objective. The performance rating is based on a six point system. For each performance objective, there are six levels of performance corresponding to the six ratings above, where an “unsatisfactory” rating would earn zero points and a rating of “outstanding” would earn up to six points. Therefore, achievement of the net income goal, which was weighted at 50% for the 2010 and 2011 reviews, may result in an award of up to three points. Similarly, achievement of the return on investment goal, which was weighted at 30%, may result in an award of up to 1.8 points. Within each category, there is a range of performance and a range of points that can be awarded.

For the qualitative performance criteria, no numerical targets are established and Mr. Mansell’s actual performance is assessed with respect to the criteria as a whole. The level of Mr. Mansell’s actual performance with respect to the criteria is based on the Committee’s subjective review of Mr. Mansell’s performance. This subjective review was based on the deliberations of the Board of Directors with respect to Mr. Mansell’s performance that occurred throughout the prior year and in which each of the Committee members participated.

The Committee did not attempt to identify specific contributions or achievements in making this assessment, but instead made its determination based on the totality of these deliberations and the related information considered in connection with those deliberations, and the judgment of individual members of the Committee may have been influenced to a greater or lesser degree by different aspects of these deliberations or information.

In February 2010, the Committee established the corporate performance objectives in the following ranges for fiscal 2010 that were used in February 2011 to evaluate Mr. Mansell:

Performance Objective	Threshold (Inconsistent)		Maximum (Outstanding)
Net Income (in millions)	<$	940.0	> $	1,050
Return on Investment		<16.8%		> 17.92%
Company Exceeds Peer Performance Index		Yes		N/A

The Company’s 2010 net income performance was $1,114 million, which exceeded the requirements to earn an “outstanding” rating. Similarly, the Company’s ROI performance was 18.65%, which was also higher than the requirement to earn an “outstanding” rating. Regarding the qualitative criteria, the Committee concluded Mr. Mansell had earned an “effective” rating. In total, Mr. Mansell, therefore, earned a rating of “outstanding” for fiscal 2010, as he did in Fiscal 2009.

In February 2011, the Committee established the corporate performance objectives in the following ranges for fiscal 2011 that were used in February 2012 to evaluate Mr. Mansell:

Performance Objective	Threshold (Inconsistent)		Maximum (Outstanding)
Net Income (in millions)	<$	1,115	> $	1,275
Return on Investment		<18.00%		> 19.50%
Company Exceeds Peer Performance Index		Yes		N/A

In February, 2012, the Committee assessed Mr. Mansell’s 2011 performance against these objectives. The Company’s net income in 2011 was $1.167 billion, which exceeded the requirements to earn an “effective” rating. Similarly, ROI performance was 18.84%, which also exceeded the requirements to earn an “effective” rating. The Committee assessed Mr. Mansell’s performance on the qualitative criteria as “effective.” Overall, Mr. Mansell earned a rating of “effective” for fiscal 2011.

In February 2012, the Committee determined to follow the same methodology as fiscal 2011 in establishing Mr. Mansell’s performance objectives for fiscal year 2012. These objectives will again be based upon the following criteria: (i) corporate net income for fiscal 2012, weighted 50%; (ii) corporate return on investment for fiscal 2012, weighted 30%; and (iii) various qualitative criteria, collectively weighted 20%. As such, 80% of Mr. Mansell’s evaluation for 2012 performance will again be tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

Other NEOs

The Committee approves the general performance objectives and the relative weighting of each of these objectives for Kohl’s most senior officers. The Committee delegates to Mr. Mansell the authority to establish the performance criteria underlying each of the factors, which are generally expected to align with the Company’s financial plan for that year. While preliminary quantitative guidelines are presented to the Committee at the beginning of the fiscal year when it approves the performance measures and their weightings, the Committee has granted to Mr. Mansell the authority to modify these guidelines in his discretion, subject to the Committee’s review of the performance ratings assigned to each of these individuals at the end of the fiscal year. The Committee also delegates to Mr. Mansell the authority to assess the performance of Messrs. Brennan, Worthington, McDonald, and Ms. Eskenasi at the end of the fiscal year in accordance with the methodology approved by the Committee.

In February 2010, performance objectives were established for Messrs. Brennan, Worthington and McDonald, and Ms. Eskenasi. The performance rating for each of the above NEOs is based on the same six category performance scale used to rate Mr. Mansell’s performance in Fiscal 2010 and Fiscal 2011. The objectives and relative weightings for Fiscal 2010 for each of the executives were as follows:

Performance Objective	Mr. Brennan	Mr. Worthington	Mr. McDonald	Ms. Eskenasi
Sales Variance to Plan	30%	30%	—	—
Financial Management	25%	25%	85%	—
Leadership and Effectiveness	25%	25%	—	—
Long- Term Strategic Planning	20%	20%	—	—
Product Development Initiatives	—	—	—	85%
Managerial Effectiveness	—	—	15%	15%

The basis for each performance objective is described in the following table:

Performance Objective	Brennan	Worthington	McDonald	Eskenasi
Sales Variance to Plan	* Percentage increase or decrease in Sales compared to plan, as adjusted from time to time throughout the year	* Percentage increase or decrease in Sales compared to plan, as adjusted from time to time throughout the year	—	—
Financial Management	* Inventory performance * Gross margin generated	* Store payroll expenses * Customer service * Inventory shrinkage	* SG&A expenses * Return On Investment * Profitability of the Company’s credit business	—
Leadership and Effectiveness	* Effective succession plan * Performance on strategic action committees	* Effective succession plan * Performance on strategic action committees	—	—
Product Development Initiatives	—	—	—	* Sales performance * Gross Margin * Inventory performance * Initial Mark Up
Long- Term Strategic Planning	* Subjective review of role in leading the ongoing development and the effective execution of the Company’s long-term strategic plan	* Subjective review of role in leading the ongoing development and the effective execution of the Company’s long-term strategic plan	—	—

Performance Objective	Brennan	Worthington	McDonald	Eskenasi
Managerial Effectiveness	—	—	* Subjective review of the executives’ management performance	* Subjective review of the executives’ management performance

The ratings received by each of Messrs. Brennan, Worthington and McDonald, and Ms. Eskenasi based on overall performance in fiscal 2010 was “highly effective”. Mr. Brennan earned a “highly effective” rating on sales, an “outstanding” on gross margin, and a “satisfactory” on inventory performance. Mr. Mansell rated him as “effective” for leadership and effectiveness and “highly effective” for long-term strategic planning. Mr. Worthington earned a “highly effective” for sales performance, an “outstanding” on payroll expense, and “satisfactory” on both the customer service scores and inventory shrinkage. Mr. Mansell rated Mr. Worthington as “effective” for leadership and effectiveness and “highly effective” on long-term strategic planning. Mr. McDonald received “highly effective” ratings for both financial management and managerial effectiveness. Ms. Eskenasi earned “highly effective” ratings for both product development initiatives and managerial effectiveness.

In February 2011, the performance objectives of Messrs. Brennan, Worthington and McDonald, and Ms. Eskenasi were changed to create greater alignment amongst our senior executives while still keeping business specific objectives for each. Each of these officers now has the same net income and ROI goals as Mr. Mansell’s detailed above. For these executives, net income is weighted 40% and ROI is weighted 20%. The remaining objectives and weightings for fiscal 2011 are indicated below:

Performance Objective	Mr. Brennan	Mr. Worthington	Mr. McDonald	Ms. Eskenasi
Net Income	40%	40%	40%	40%
ROI	20%	20%	20%	20%
Sales Variance to Plan	10%	—	—	—
Financial Management	10%	20%	20%	—
Product Development Initiatives	—	—	—	20%
Long-Term Strategic Planning	20%	20%	—	—
Leadership and Effectiveness	—	—	20%	20%

Net income and ROI targets are the same as Mr. Mansell’s, as described above. The basis for each of the other objectives is described in the following table:

Performance Objective	Brennan	Worthington	McDonald	Eskenasi
Sales Variance to Plan	* Percentage increase or decrease in Sales compared to plan, as adjusted from time to time throughout the year		—	—
Financial Management	* Gross margin generated	* Store payroll expenses * Customer service	* SG&A expenses * Profitability of the Company’s credit business	—
Product Development Initiatives	—	—	—	* Gross Margin * Brand Penetration

Performance Objective	Brennan	Worthington	McDonald	Eskenasi
Leadership and Effectiveness	* Subjective review of the executives’ management performance	* Subjective review of the executives’ management performance	* Subjective review of the executives’ management performance	* Subjective review of the executives’ management performance

In February 2012, the Committee reviewed the 2011 performance ratings of Messrs. Brennan, Worthington and McDonald and Ms. Eskenasi applying these objectives. Mr. Brennan earned an “inconsistent” rating on sales and “unsatisfactory” on generated gross margin. Mr. Worthington earned an “outstanding” rating for payroll expense and “effective” on customer service score. Mr. McDonald received an “outstanding” rating for both SG&A expense and credit business profitability. Ms. Eskenasi earned a “highly effective” rating for private and exclusive brand gross margin dollars and an “effective” rating for private and exclusive brand penetration. Mr. Mansell rated each of Messrs. Brennan, Worthington, McDonald and Ms. Eskenasi as “effective” for leadership and effectiveness. Based upon all of these ratings, the overall performance ratings received by each of Messrs. Brennan, Worthington and McDonald, and Ms. Eskenasi based on their fiscal 2011 performance was “effective”.

Also in February 2012, the Committee determined that the performance ratings of Messrs. Brennan, Worthington and McDonald and Ms. Eskenasi for fiscal 2012 will again be based upon the above-described methodology.

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our senior officers is comprised of three primary components each of which is directly linked to Company performance: base salary, annual incentive compensation, and long-term compensation. The amount of each of these compensation components is determined based largely upon corporate performance against pre-established performance goals. Additionally, individual performance factors are included in the analysis to ensure we attract and retain our executive officers as well as align their interests with the interests of our shareholders.

The Committee believes it is important that a significant portion of our NEOs’ compensation be tied to our corporate performance in order to maximize shareholder value creation. Accordingly, aggregate compensation paid to our NEOs is heavily weighted towards annual incentive and long-term compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. Additionally, our NEOs’ base salary increases are determined based in large part on Company performance. This strategy reflects the Committee’s pay-for-performance philosophy.

Base Salary

Base salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our Company. Base salaries vary depending on the executive’s experience, responsibilities, the importance of the position to the Company, and/or changes in the competitive marketplace. The Committee reviews and adjusts base salaries annually at the beginning of the fiscal year. Any increases in base salary for our NEOs are based upon individual performance, and calculated in relation to the percentage merit adjustment budgeted for the remainder of the Company’s management team. The Committee has the right, however, to deviate from those guidelines in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns. At the same meeting, the Committee sets guidelines for base salary increases to take effect in the following fiscal year based on individual performance in the current fiscal year and the percentage merit adjustment budgeted for the remainder of the Company’s management team.

Committee Decisions and Analysis

Fiscal 2011 Actions

In February 2011, the Committee altered the established ranges of base salary increases used as a guideline for increases that could be awarded to Messrs. Mansell, Brennan, Worthington, and McDonald and Ms. Eskenasi in fiscal 2011 based on corporate and individual performance in fiscal 2010. The Committee decided to more closely align any future adjustments with the percentage adjustments budgeted for the remainder of the Company’s management team. To accomplish this objective, the Committee now ties the NEOs’ adjustment opportunities to the budgeted merit increase for the overall management team. The table below shows the increase opportunities as a percent of the merit increase budget:

	Threshold (Inconsistent)	Target (Effective)	Maximum (Outstanding)
Base Salary Increase as a Percentage of the Budgeted % Merit Increase for all Company Management	25%	75%	133%

For example, if the overall merit increase budget targets a 2% increase on average for management associates and an NEO receives an “effective” rating, the highest increase that NEO would be eligible for would be a 1.5% increase to his or her base salary, which is 75% of the 2% corporate average.

At its February 2011 meeting, the Committee reviewed each NEO’s fiscal 2010 performance. While each NEO’s performance made them eligible for a base salary increase, the Committee did not increase any of their base salaries due to the salary increases received by Messrs. Brennan, Worthington, McDonald, and Ms. Eskenasi in December 2010 and also because the Committee determined that all of the NEOs base salaries, including Mr. Mansell’s, were generally market competitive at the time.

Fiscal 2012 Actions

At its February 2012 meeting, the Committee considered base salary increases for each of our NEOs. The Committee reviewed each NEO’s fiscal 2011 performance rating against the merit increase opportunity grid that had been established in February 2011. Based on their “effective” ratings, each NEO was determined to have earned a 2.25% salary increase, which was 75% of the 3% budgeted increase for all of the Company’s management. Accordingly, Mr. Mansell’s salary was increased to $1,329,300. Messrs. Brennan and Worthington’s base salaries were each increased to $920,250, and Mr. McDonald’s and Ms. Eskenasi’s base salaries were each increased to $818,000.

Also at the February 2012 meeting, the Committee determined to use the same salary increase opportunity chart for fiscal 2012 performance adjustments, which will be approved in February 2013 based on the NEOs’ fiscal 2012 performance ratings.

Annual Incentive Compensation

Annual incentive compensation is a key component of the Committee’s pay-for-performance strategy. All five of our NEOs have annual incentive award opportunities pursuant to our Annual Incentive Plan, formerly known as our Executive Bonus Plan. Prior to fiscal 2011, our NEOs, other than Mr. Mansell, also participated in a Strategic Action Committee incentive program. The Committee discontinued the Strategic Action Committee incentive program after fiscal 2010.

Annual Incentive Plan

The purpose of the Annual Incentive Plan is to provide eligible executives, including the NEOs, with a financial incentive that encourages them to perform in a manner which will enable Kohl’s to meet or exceed its profitability plans each fiscal year. Over 2,500 of our management associates participate in this Plan. In order for bonuses to be granted under the Plan, Kohl’s performance for a fiscal year must equal or exceed net income goals established by the Committee at the beginning of the year. The Committee directly ties such awards to performance tiers based on our net income being above certain levels and to the peer performance index below certain income levels, providing incentives to our executives to maximize shareholder value. These bonus tiers reflect our financial goals and strategic plan for the fiscal year. Target performance levels are intended to be reasonably attainable, taking into account market conditions and industry trends. The Committee considers the top tier a significant, meaningful, and realistic challenge to the management team to increase our earnings. The threshold tier requires we achieve a level of earnings that is minimally acceptable, but more likely to be attained based on our business plans. Following certification by the Committee of the Company’s year-end results, Annual Incentive Plan participants are granted a bonus based on a percentage of their base pay. The earned percentage is based on their level within the organization.

Strategic Action Committee Incentive Program

During fiscal years 2008 through 2010, our NEOs, except Mr. Mansell, were eligible to receive an additional incentive payment pursuant to our Strategic Action Committee Incentive Program. Awards under this program were contingent upon Kohl’s performance exceeding the peer performance index. Assuming the peer performance index had been beaten, the amount of the awards was tied to performance targets associated with each officer’s work on one of our two strategic action committees – the Regional Assortment Committee and the Store Experience Committee. The Strategic Action Committee Incentive Program was discontinued following fiscal 2010 because significant progress had been made on the strategic action committees’ respective initiatives and the Committee determined that no further incentives were needed to drive performance.

Committee Decisions and Analysis

Fiscal 2011 Actions

Annual Incentive Plan

While awards granted pursuant to our Annual Incentive Plan are largely driven by achievement of net income goals, beginning in fiscal 2008, the Committee added relative performance goals. Under the relative performance component of the Annual Incentive Plan, our NEOs were eligible to receive a minimum bonus for net income performance below the threshold tier if Kohl’s performance for the year exceeded the peer performance index described above.

The Committee continued to use the peer performance index as part of the annual incentive plan for 2010. The Committee raised the level of net income performance required for a threshold bonus payout in fiscal 2010 to a level that is above the net income performance required for a maximum payout in fiscal 2009. The Committee also decided to raise the level of net income performance required for Mr. Mansell to receive a maximum payout above the level required for the other NEOs. However, the threshold and target net income hurdles remained the same as other NEOs.

The net income objectives and corresponding annual incentive opportunities for fiscal 2010 were as follows:

	Peer Performance Index Tier			Threshold Tier	Target Tier	Top Tier
Chairman and CEO Net Income Goal (in millions)	Below $	940	(1)	$940	$1,000	$1,100
Other NEO Net Income Goal (in millions)	Below $	940	(1)	$940	$1,000	$1,080
Award Opportunity (as a percent of base salary):
CEO and Chairman		30%		50%	110%	200%
Other NEOs		20%		40%	100%	175%

(1)	Assumes Kohl’s performance exceeded that of the peer performance index.

Kohl’s performance in fiscal 2010 exceeded both internal and external expectations. Our reported net income in fiscal 2010 was $1,114 million. As this exceeded the previously-established top tier for incentive plan payouts, the NEOs each received maximum bonuses under the Annual Incentive Plan — the third payment made to the NEOs under this Plan since 2007. Based on this performance, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

Annual Incentive Plan Payout
Mr. Mansell	$2,600,000
Mr. Brennan	1,575,000
Mr. Worthington	1,575,000
Ms. Eskenasi	1,400,000
Mr. McDonald	1,400,000

The Committee used the same structure as the previous two years for the Annual Incentive Plan net income objectives and corresponding annual incentive opportunities for fiscal 2011. The Committee raised the level of net income performance required for a threshold bonus payout for fiscal 2011 performance to a level that is above the net income performance required for a maximum payout in fiscal 2010. The payout structure continued to require a higher net income hurdle for Mr. Mansell to receive a maximum payout than required for the other NEOs. However, Mr. Mansell’s threshold and target net income hurdles remained the same as those that applied to the other NEOs. Additionally, in an effort to make his compensation more market competitive, the Committee raised Mr. Mansell’s target bonus opportunity to 150% of his salary. This action was based on the benchmarking that had been provided to the Committee by its compensation consultant.

The net income objectives and corresponding annual incentive opportunities for fiscal 2011 were as follows:

	Peer Performance Index Tier			Threshold Tier	Target Tier	Top Tier
Chairman and CEO Net Income Goal (in millions)	Below $	1,115	(1)	$1,115	$1,175	$1,275
Other NEO Net Income Goal (in millions)	Below $	1,115	(1)	$1,115	$1,175	$1,250
Award Opportunity (as a percent of base salary):
CEO and Chairman		30%		50%	150%	200%
Other NEOs		20%		40%	100%	175%

(1)	Assumes Kohl’s performance exceeded that of the peer performance index.

Strategic Action Committee Incentive Program

At its February 2010 meeting, the Committee established targets for both the Regional Assortment Committee and the Store Experience Committee. The specific targets and associated payouts for fiscal 2010 were:

	Inconsistent (Threshold)	Effective (Target)	Outstanding (Maximum)
Regional Assortment Committee: Hot & Warm Market Comparable Store Sales (Variance to Cold Markets)	<1%	2%	4%
Store Experience Committee: Customer Service Score Improvement Over Last Year	<3%	4%	6%
Incentive Payment as Percentage of Base Salary (Sales Plan Met)	0%	10%	14%
Incentive Payment as Percentage of Base Salary (Sales Plan Not Met)	0%	8%	12%

The Committee assessed the strategic action committees’ performance at its February 2011 meeting. Our comparable store sales performance in hot and warm climate markets was .7% higher than such sales performance in cold climate markets in fiscal 2010. Our Customer Service survey scores for fiscal 2010 were 3.3% higher than those from fiscal 2009. Additionally, Kohl’s achieved its sales plan for the year. Based on these results, the Committee determined the Regional Assortment Committee did not earn a payout, but the Store Experience Committee did earn the minimum payout of 8%. Therefore, Messrs. McDonald and Worthington earned an incentive payment equal to 8% of their respective base salaries for their work on the Store Experience Committee, and Mr. Brennan and Ms. Eskenasi did not earn a payout for their work on the Regional Assortment Committee. As noted above, Mr. Mansell did not participate in the Strategic Action Committee Incentive Program.

As noted above, the Committee discontinued the Strategic Action Committee Incentive Program after fiscal 2010.

Fiscal 2012 Actions

Annual Incentive Plan

In February 2012, the Committee assessed Kohl’s performance against the 2011 Annual Incentive Plan targets that had been approved at the February 2011 Committee meeting. In accordance with the terms of the Annual Incentive Plan, the Committee had approved net income levels for various tiers of incentive awards. For purposes of calculating the annual incentive award level, Kohl’s net income performance was to be adjusted to exclude the effects of extraordinary items, discontinued operations, restructurings, acquisitions or divestitures of any division, business segment, subsidiary or affiliate, acquisition or divestiture of assets that are significant otherwise than in the ordinary course of business, other unusual or non-recurring items, impairment charges and the cumulative effect of tax or accounting changes as determined in accordance with generally accepted accounting principles, as applicable. The Company’s reported net income in 2011 was $1.167 billion after the effects of adjustments related to the previously reported corrections of errors in our accounting for leases. These adjustments negatively affected our reported net income by $29 million. Therefore, for purposes of determining the correct payout tier under the terms of our Annual Incentive Plan, the Company’s adjusted net income was $1.196 billion. Based on this performance, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

Annual Incentive Plan Payout
Mr. Mansell	$2,145,000
Mr. Brennan	1,035,000
Mr. Worthington	1,035,000
Ms. Eskenasi	920,000
Mr. McDonald	920,000

In February 2012, the Committee determined that it would use a similar methodology as previous years for the Annual Incentive Plan for fiscal 2012. Annual Incentive Plan payouts will again be determined by our net income, adjusted to exclude the effects of extraordinary items, discontinued operations, restructurings, acquisitions or divestitures of any division, business segment, subsidiary or affiliate, acquisition or divestiture of assets that are significant otherwise than in the ordinary course of business, other unusual or non-recurring items, impairment charges and the cumulative effect of tax or accounting changes as determined in accordance with generally accepted accounting principles, as applicable.

The Committee has approved certain changes to the Annual Incentive Plan award opportunities for the principal officers beginning with awards made in 2013 based upon fiscal 2012 performance. First, Mr. Mansell’s threshold, target and maximum net income hurdles will be the same as those that apply to the other NEOs. Additionally, in an effort to address the shortfall in Mr. Mansell’s target annual incentive compensation in comparison to his peers as identified by the Committee’s compensation consultant, and to distinguish between award opportunities for Messrs. Brennan and Worthington versus those of Ms. Eskenasi and Mr. McDonald, the Committee approved increasing all tiers of award opportunities for the principal officers for fiscal 2012. The award opportunities for Mr. McDonald and Ms. Eskenasi have not been changed. The revised Annual Incentive Plan award opportunities are as follows:

	Annual Incentive Plan Award Opportunity (as a percentage of base salary)
	Peer Performance Index Tier	Threshold Tier	Target Tier	Top Tier
Chairman and CEO	40%	67%	175%	250%
Other Principal Officers	30%	55%	150%	200%
Other NEOs	20%	40%	100%	175%

Long-Term Compensation

The Committee grants long-term compensation awards to our NEOs under our 2010 Long-Term Compensation Plan to reward past performance, create an incentive for future performance, and create a retention incentive. Under these plans, the Committee has the flexibility to choose between a number of forms of long-term compensation, including stock options, stock appreciation rights, stock awards, performance units, performance shares, or other incentive awards. Historically, the Committee has primarily used stock options. In 2007 through 2009, our non-principal senior officers were given the option of having up to 50% of their annual long-term compensation awards granted in the form of restricted stock. In 2010, our non-principal senior officers were given the option to receive any blend, in 25% increments, of their annual long-term compensation awards in the form of restricted stock and stock options. Beginning in 2011, our NEOs are no longer entitled to alter the blend of restricted stock and stock options. Rather, all NEOs will receive 50% of their annual long-term compensation awards in the form of stock options and 50 percent in the form of restricted stock.

On a quarterly basis, the Committee reviews our share overhang (the equity award shares outstanding, plus remaining stock options that may be granted, as a percentage of our total outstanding shares) and our run rate (the number of equity award shares granted each year as a percentage of our total outstanding shares) to monitor how our share pool is being utilized.

The Committee determines the amount of annual long-term incentive awards to be awarded to our principal officers using the same methodology that it uses for awarding base salary increases. The points received by the officer in each category are totaled and used to determine the size of the annual long-term incentive award pursuant to pre-determined guidelines. The Committee retains the right, however, to deviate from those guidelines where appropriate.

Committee Decisions and Analysis

Fiscal 2011 Actions

At its February 2011 meeting, the Committee reviewed and approved a proposal from its outside advisor regarding the annual long-term incentive opportunities for our NEOs. The advisor made recommendations based on market data to adjust the annual long-term incentive program beginning with awards made in 2011. Based on the advisor’s recommendations and its own deliberations, the Committee made the following structural changes to the long-term incentive program:

•

Mr. McDonald and Ms. Eskenasi as Senior Executive Vice Presidents and NEOs would be eligible for an annual long-term incentive substantially similar to those that will be awarded to our principal officers. Namely:

•

The size of long-term equity incentive awards would be based upon a targeted award value, with the 2011 target for an “Effective” performance rating being set to approximate the market median value for long-term incentives reflected in the benchmarking analysis described above after making adjustments for special awards;

•	The executives could receive a maximum award with a value of 200% of the target value for achievement of an “Outstanding” performance rating;

•	These long-term equity incentives would be awarded in the form of 50% stock options and 50% performance-vested restricted shares;

•

In addition to time-based vesting requirements, vesting of the performance-vested restricted shares would be contingent upon Kohl’s achieving specific performance targets to be established by the Committee at the time the award is granted;

•	Messrs. Brennan and Worthington’s target long term incentive award opportunity was increased by $250,000 from $1.5 million to $1.75 million.

•	NEOs who did not achieve an annual performance rating of at least “satisfactory” would no longer be eligible for an equity grant.

The following table illustrates the long-term incentive program award opportunities approved for fiscal 2011, based on 2010 performance, and for fiscal 2012, based on fiscal 2011 performance:

	Grant Date Dollar Value of Award (in thousands)
	Satisfactory (Threshold)	Effective (Target)	Outstanding (Maximum)
Chief Executive Officer and Chairman	$1,400	$2,800	$5,600
Other Principal Officers	$875	$1,750	$3,000
Sr. Executive Vice Presidents	$500	$1,000	$2,000

Based on their fiscal 2010 performance, as discussed above, Mr. Mansell received an equity grant of $5.6 million, Messrs. Brennan and Worthington each received equity grants of $2.625 million, and Mr. McDonald and Ms. Eskenasi each received a grant of $1.5 million. These awards vest evenly over 5 years and are split evenly between stock options and performance-vested restricted shares. Vesting of the performance-vested restricted shares was made contingent upon the Company’s total and comparable store sales performance exceeding that of a blended average of our core peer group in either fiscal 2011 or 2012.

In recognition of their December 2010 promotions and to provide a further retention incentive, the Committee awarded Messrs. Brennan, Worthington, McDonald, and Ms. Eskenasi career shares on March 1, 2011. Messrs. Brennan and Worthington each received 112,613 shares that vest in five equal installments on the first through fifth anniversaries of the grant date, provided the Company achieves an adjusted net income of $1.0 billion or more in either of the Company’s 2011 or 2012 fiscal years. Mr. McDonald and Ms. Eskenasi each received 56,306 shares that vest in three equal installments on the third, fourth, and fifth anniversaries of the grant date. Vesting of these shares was also conditioned upon the Company achieving an adjusted net income of $1.0 billion or more in either of the Company’s 2011 or 2012 fiscal years.

Fiscal 2012 Actions

In February 2012, the Committee certified that the Company’s total and comparable store sales performance exceeded that of our core peer group in fiscal 2011, so the performance-vested restricted shares granted to the NEOs in 2011 will now vest in accordance with the time-vesting schedule described above. The Committee also certified that Kohl’s net income in fiscal 2011 exceeded $1.0 billion and therefore the career shares granted to Messrs. Brennan, Worthington, McDonald and Ms. Eskenasi will vest in accordance with the time-vesting schedule described above.

At its February 2012 meeting, the Committee reviewed and approved a proposal from its outside advisor regarding the annual long-term incentive opportunities for Mr. Mansell. Following a review of competitive compensation data, as well as tally sheets which presented a comprehensive summary of Mr. Mansell’s total compensation, the Committee concluded, as it did at its November 2011 meeting, that Mr. Mansell’s total compensation, including the amortized value of the equity awards made to him at the time of his promotions to Chief Executive Officer and Chairman, is below the market median, primarily due to shortfalls in the target annual incentive and long-term incentive awards. Accordingly, Mr. Mansell’s long-term incentive program award opportunities were increased to the following:

	Grant Date Dollar Value of Award (in thousands)
	Satisfactory (Threshold)	Effective (Target)	Outstanding (Maximum)
Chief Executive Officer and Chairman	$2,800	$4,200	$8,000

The Committee determined that these revised award opportunities will be effective for the annual long-term compensation award grant to be made in March 2013, based on Mr. Mansell’s fiscal 2012 performance rating.

In recognition of the Committee’s determination that Mr. Mansell’s total compensation is below the market median, and notwithstanding the long-term incentive program award opportunity approved for him in fiscal 2011, the Committee determined that the grant date value of the long-term compensation award to be made to Mr. Mansell in March 2012 shall be increased to $5,600,000.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include automobile expense reimbursement, with no fixed limit; personal financial advisory services having a value of up to $3,500 and tax-related advisory services with no fixed limit; a supplemental health care plan, covering up to $50,000 for medical expenses not covered by insurance; and supplemental Company-paid life and disability insurance coverage. Mr. Mansell has been permitted to use the Company’s aircraft for personal flights as well as business flights. This benefit increases the efficiency of Mr. Mansell’s travel. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 300 of our executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Stock Ownership and Stock Sale Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. At its February 2011 meeting, the Committee reviewed and revised its stock ownership and stock sale guidelines to require Mr. Mansell to maintain ownership equal to five times his base salary. Other principal officers and Senior Executive Vice Presidents are required to maintain Kohl’s stock ownership that is equal to three times their base salary. Executive Vice Presidents are required to maintain stock ownership that is equal to their base salary. Each executive has five years from the time the executive becomes subject to the particular requirement to comply. For the purposes of calculating stock ownership, the Committee will not consider vested or unvested stock options, but will consider shares of Kohl’s common stock owned outright, shares held in employee benefit accounts, and unvested restricted stock.

The guidelines adopted by the Committee also prohibit our NEOs from selling more than 20% of their vested stock options and shares of Kohl’s common stock owned outright in any one fiscal year.

From time to time, our principal officers will engage in sales of Kohl’s common stock in accordance with our executive stock ownership guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

Our executives and directors are also prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and three most highly compensated executive officers in service as of the end of any fiscal year (other than the Chief Executive Officer and Chief Financial Officer). However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m). Where compensation is awarded in excess of the limits established by Section 162(m), the Committee encourages, but does not require, deferral of such excess amounts by the officer.

Employment Agreements

We have entered into employment agreements with each of our NEOs.

Our employment agreements with our NEOs contain substantially similar terms described elsewhere in these proxy materials that reflect current trends in the marketplace. These agreements do not include any provisions for tax gross-up payments.

The Committee believes that employment agreements are important to both our executives and to us in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while we benefit from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed below.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2011 of those persons who were at January 28, 2012: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Kevin Mansell	2011	$1,300,000	—	$2,799,984	$2,806,198	$2,145,000	—	$371,261	$9,422,443
Chairman, President, Chief Executive Officer	2010	1,300,000	—	—	2,530,476	2,600,000	—	223,193	6,653,669
	2009	1,212,500	—	4,161,487	853,625	2,600,000	—	210,350	9,037,962

Donald A. Brennan	2011	$900,000	—	$7,312,523	$1,315,403	$1,035,000	—	$95,507	$10,658,433
Chief Merchandising Officer	2010	900,833	—	—	1,251,612	1,575,000	—	84,499	3,811,944
	2009	837,031	—	850,001	1,169,466	1,572,500	—	94,799	4,523,797

John Worthington	2011	$900,000	—	$7,312,523	$1,315,403	$1,035,000	—	$103,797	$10,666,723
Chief Administrative Officer	2010	900,833	—	—	1,251,612	1,647,000	—	91,639	3,891,084
	2009	830,903	—	850,001	1,169,466	1,589,500	—	100,581	4,540,451

Wesley McDonald	2011	$800,000	—	$3,750,008	$751,663	$920,000	—	$114,897	$6,336,568
Sr. Executive Vice President, Chief Financial Officer	2010	787,530	—	740,617	—	1,464,000	—	93,615	3,085,762
	2009	751,700	—	883,514	175,847	829,472	—	58,511	2,699,044

Peggy Eskenasi	2011	$800,000	—	$3,750,008	$751,663	$920,000	—	$101,460	$6,323,131
Sr. Executive Vice President, Product Development	2010	799,367	—	753,995	—	1,400,000	—	92,141	3,045,503

(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2011, 2010 and 2009, computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2011 audited financial statements included in our Annual Report on Form 10-K.

(2)	The amounts shown represent incentive payments awarded under our Annual Incentive Plan based on our performance during fiscal 2011, but actually paid during fiscal 2012.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)	A detailed breakdown of “All Other Compensation” is provided in the table below.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long-Term Disability and Accidental Death and Dismemberment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Supplemental Health Care Coverage(1)	Utilization of Company- Owned Aircraft(2)	Restricted Stock Dividend Equivalents(3)	Total
Kevin Mansell	$16,500	$4,956	$11,603	$23,040	$50,000	$158,892	$106,270	$371,261
Donald A. Brennan	16,500	3,747	1,275	10,121	50,000	—	13,864	95,507
John Worthington	16,500	3,747	1,630	18,308	50,000	—	13,612	103,797
Wesley McDonald	16,500	3,444	370	18,000	50,000	—	26,583	114,897
Peggy Eskenasi	16,500	3,444	—	18,000	50,000	—	13,516	101,460

(1)

Amounts shown are coverage limits. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

(2)

Amounts shown are the incremental costs of personal use of Company-owned or chartered aircraft, and are based on either actual charter expense or, with respect to Company-owned aircraft utilization, the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies.

(3)

The amounts in this column represent dividend equivalent shares granted in lieu of cash dividends on March 30, June 29, September 28 and December 28, 2011 on unvested restricted stock granted prior to 2011, the value of which was not taken into account in the grant date fair value of such previously disclosed awards. The dividend equivalents with respect to unvested restricted stock are credited as additional shares of restricted stock on the record date and are subject to the same vesting restrictions as the underlying restricted stock. Amounts with respect to the dividend equivalent shares on unvested restricted stock granted in 2011 are not included in this table as such amounts were factored into the grant date value of such awards.

GRANTS OF PLAN-BASED AWARDS IN 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Mansell		$390,000	$1,950,000	$2,600,000	—	—	—	—	—	—	—
	03/28/2011	—	—	—	—	—	—	53,030	—	—	$2,799,984
	03/28/2011	—	—	—	—	—	—	—	192,572	$52.80	2,806,198
Donald A. Brennan		$180,000	$900,000	$1,575,000	—	—	—	—	—	—	—
	03/01/2011	—	—	—	—	—	—	112,613	—	—	$6,000,021
	03/28/2011	—	—	—	—	—	—	24,858	—	—	1,312,502
	03/28/2011	—	—	—	—	—	—	—	90,268	$52.80	1,315,403
John Worthington		$180,000	$900,000	$1,575,000	—	—	—
	03/01/2011	—	—	—	—	—	—	112,613	—	—	$6,000,021
	03/28/2011	—	—	—	—	—	—	24,858	—	—	1,312,502
	03/28/2011	—	—	—	—	—	—	—	90,268	$52.80	1,315,403
Wesley McDonald		$160,000	$800,000	$1,400,000	—	—	—	—	—	—	—
	03/01/2011	—	—	—	—	—	—	56,306	—	—	$2,999,984
	03/28/2011	—	—	—	—	—	—	14,205	—	—	750,024
	03/28/2011	—	—	—	—	—	—	—	51,582	$52.80	751,663
Peggy Eskenasi		$160,000	$800,000	$1,400,000	—	—	—	—	—	—	—
	03/01/2011	—	—	—	—	—	—	56,306	—	—	$2,999,984
	03/28/2011	—	—	—	—	—	—	14,205	—	—	750,024

(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Annual Incentive Plan with respect to fiscal 2011 performance. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding actual 2011 awards can be found in the “Compensation Discussion & Analysis” beginning on page 24.

(2)	Awarded under our 2010 Long-Term Compensation Plan.
(3)

Amounts shown represent the full grant value of the awards computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2011 audited financial statements included in our Annual Report on Form 10-K.

We are currently authorized to issue equity awards under our 2010 Long-Term Compensation Plan. Awards under our 2010 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares. Equity incentives granted to our executives have historically been limited to stock options and restricted stock grants. Our executives do not participate in any other long- or short-term equity incentive plans, with the exception of Mr. Mansell who was awarded performance shares in 2008. Beginning in 2011, the NEO’s annual equity awards were granted in the form of 50% stock options and 50% performance-vested restricted stock grants.

On March 28, 2011, the Board of Directors’ Compensation Committee approved annual equity compensation awards to approximately 400 of our management associates. Among the recipients were Messrs. Mansell, Brennan, Worthington and McDonald and Ms. Eskenasi. Each of these executives received an award of stock options and performance-vested restricted stock.

Stock Options

Mr. Mansell received options to purchase 192,572 shares of our stock. Messrs. Brennan and Worthington each received options to purchase 90,268 shares of our stock. Mr. McDonald and Ms. Eskenasi each received options to purchase 51,582 shares of our stock. All of those options were evidenced by written agreements that allow the recipient to purchase the vested portion of the option shares for a price of $52.80 per share, which was the closing price of a share of our stock on the date of the grant. These agreements include the following terms and conditions:

•	vesting of the options occurs in five equal installments on the first through fifth anniversaries of the date of the grant;

•	the term of the option is seven years from the date of grant;

•

if the recipient’s employment with us ends for a reason other than death, disability, retirement or any specifically approved reason, all unvested options will be canceled and forfeited and the recipient will have 90 days to exercise any vested and non-expired options;

•

if the recipient’s employment with us ends due to the recipient’s disability or retirement, all unvested options will be canceled and forfeited and the recipient will have one year to exercise any vested and non-expired options;

•	if the recipient dies while an active Kohl’s employee, all of the unvested options will immediately become vested, and the recipient’s estate will have one year to exercise all non-expired options;

•

if the recipient, at any time during the period of his or her employment and for one year following the end of employment, (a) engages directly or indirectly in any business or activity competitive with the business conducted by us or (b) engages in any activity which in the opinion of the Compensation Committee is adverse to our best interests, as described in the agreement, the option shall immediately lapse, and the recipient could be required to return fifty percent of the profit the recipient had gained from the exercise of any portion of the option over the previous twelve months;

•	payment of the option exercise price may be made in cash, or in shares of our stock, or a combination of cash and shares of our stock; and

•	the option is personal to the recipient and generally may not be assigned, transferred or pledged in any manner.

Performance-Vested Restricted Stock

Mr. Mansell was granted 53,030 shares of performance-vested restricted stock. Messrs. Brennan and Worthington were each granted 24,858 shares of performance-vested restricted stock. Mr. McDonald and Ms. Eskenasi were each granted 14,205 shares of performance-vested restricted stock. These restricted shares were evidenced by a written agreements that provide:

•

vesting of all of the performance-vested restricted stock is conditioned upon the Company beating its peer performance index in either 2011 or 2012; to beat the peer performance index, the Company’s blended total sales and comparable store sales performance must exceed that of a weighted blend of a peer group of companies;

•	provided the Company achieves the performance goal described above, the restrictions lapse in five equal installments on the first through fifth anniversaries of the date of the grant;

•

if the recipient’s employment is terminated by us for “cause” (as defined in his or her employment agreement) or ends as a result of his or her disability or if he or she voluntarily resigns, the vesting of the restricted shares shall immediately cease and any unvested restricted shares shall revert to us;

•	if the recipient’s employment is terminated due to his or her death, the restrictions on all of the restricted shares shall immediately lapse and the shares shall be fully vested;

•

if the recipient’s employment is terminated by us without “cause,” or by the recipient for “good reason” (both as defined in his or her employment agreement), any shares that are scheduled to vest during the period through the end of the current term of his or her employment agreement shall immediately vest if the above-referenced performance goal has been met as of the date of termination; if the performance goal has not been met as of the date of the recipient’s termination, any performance-vested restricted shares that are scheduled to vest during that period shall only vest when and if the Compensation Committee certifies that the performance goal has been met;

•

the restrictions on all unvested shares do not lapse or become fully vested upon a “change of control” of Kohl’s, as defined in our 2010 Long Term Compensation Plan, without further action of the Board of Directors;

•	restricted shares may not be assigned, transferred or pledged in any manner; and

•

prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), and have all other rights as a holder of outstanding shares of our stock.

Career Shares

In recognition of their December 2010 promotions and to provide a further retention incentive, the Committee awarded Messrs. Brennan, Worthington, McDonald, and Ms. Eskenasi career shares on March 1, 2011. Messrs. Brennan and Worthington each received 112,613 shares. Mr. McDonald and Ms. Eskenasi each received 56,306 shares. Career shares are restricted shares that vest upon the occurrence of certain performance goals, the passage of time and any other conditions specified by the Compensation Committee. These career share grants were evidenced by written agreements that provide:

•

vesting of all of the career shares is conditioned upon a Company performance goal. Specifically, the Company must achieve adjusted net income of $1.0 billion or more in either of its 2011 or 2012 fiscal years;

•

provided the Company achieves the performance goal described above, Mr. Brennan’s and Mr. Worthington’s career shares vest in five equal installments on the first through fifth anniversaries of the grant date, and Ms. Eskenasi’s and Mr. McDonald’s career shares vest in three equal installments on the third, fourth, and fifth anniversaries of the grant date;

•

if the recipient’s employment is terminated by us for “cause” (as defined in his or her employment agreement) or ends as a result of his or her disability or if he or she voluntarily resigns, the vesting of the restricted shares shall immediately cease and any unvested restricted shares shall revert to us;

•	if the recipient’s employment is terminated due to his or her death, the restrictions on all of the restricted shares shall immediately lapse and the shares shall be fully vested;

•

if the recipient’s employment is terminated by us without “cause,” or by the recipient for “good reason” (both as defined in his or her employment agreement), any career shares that are scheduled to vest during the period through the end of the current term of his or her employment agreement shall immediately vest if the above-referenced performance goal has been met as of the date of termination. If the performance goal has not been met as of the date of the recipient’s termination, any career shares that are scheduled to vest during that period shall only vest when and if the Compensation Committee certifies that the performance goal has been met;

•

the restrictions on all unvested career shares do not lapse or become fully vested upon a “change of control” of Kohl’s, as defined in our 2010 Long Term Compensation Plan, without further action of the Board of Directors;

•	career shares may not be assigned, transferred or pledged in any manner; and

•

prior to the vesting of the career shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), and have all other rights as a holder of outstanding shares of our stock.

Employment Agreements

We have employment agreements with Messrs. Mansell, Brennan, Worthington and McDonald and Ms. Eskenasi. These agreements include the following terms:

•	the term of each agreement is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•

each executive shall receive an annual base salary, which, as of January 28, 2012 was $1,300,000 for Mr. Mansell, $900,000 each for Messrs. Brennan and Worthington, and $800,000 each for Mr. McDonald and Ms. Eskenasi; and

•

the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kevin Mansell	140,000	—		$17.00	01/13/2013	—		—
	60,000	—		$23.91	10/30/2013	—		—
	100,000	—		$30.50	01/22/2014	—		—
	140,000	—		$33.38	02/01/2014	—		—
	150,000	—		$35.50	01/27/2015	—		—
	97,500	—		$66.25	01/10/2016	—		—
	97,500	—		$66.30	01/30/2017	—		—
	92,600	—		$50.39	02/13/2018	—		—
	90,000	—		$51.81	03/27/2013	—		—
	125,000	—		$75.95	03/26/2014	—		—
	37,500	12,500	(4)	$42.89	03/31/2015	—		—
	150,000	100,000		$50.07	09/15/2015	—		—
	20,000	30,000		$41.63	03/30/2016	—		—
	26,000	104,000		$55.74	03/29/2017	—		—
	—	192,572		$52.80	03/28/2018
	—	—		—	—	51,074	(5)	$2,384,645
	—	—		—	—	12,481	(6)	$582,738
	—	—		—	—	16,905	(7)	$789,294
	—	—		—	—	30,601	(8)	$1,428,761
	—	—		—	—	53,839	(9)	$2,513,743
Donald A. Brennan	70,000	—		$61.70	04/02/2016	—		—
	33,000	—		$66.30	01/30/2017	—		—
	31,000	—		$50.39	02/13/2018	—		—
	20,000	—		$49.56	02/25/2019	—		—
	17,500	—		$46.20	02/23/2020	—		—
	15,000	—		$54.75	08/11/2020	—		—
	30,300	—		$51.81	03/27/2013	—		—
	24,200	—		$75.95	03/26/2014	—		—
	60,000	15,000		$58.54	10/15/2014	—		—
	24,375	12,125	(4)	$42.89	03/31/2015	—		—
	8,000	12,000		$41.63	03/30/2016	—		—
	19,400	29,100		$41.63	03/30/2016	—		—
	12,860	51,440		$55.74	03/29/2017	—		—
	—	90,268		$52.80	03/28/2018	—		—
	—	—		—	—	12,495	(10)	$583,392
	—	—		—	—	114,870	(11)	$5,363,280
	—	—		—	—	25,237	(12)	$1,178,316
John M. Worthington	5,850	—		$66.25	01/10/2016	—		—
	6,400	—		$66.30	01/30/2017	—		—
	6,000	—		$66.50	02/01/2017	—		—
	1,250	—		$49.56	02/25/2019	—		—
	28,572	7,143	(13)	$50.04	03/02/2020	—		—
	20,175	—		$51.81	03/27/2013	—		—
	36,300	—		$75.95	03/26/2014	—		—
	60,000	15,000		$58.54	10/15/2014	—		—
	—	12,125	(4)	$42.89	03/31/2015	—		—
	—	12,000		$41.63	03/30/2016	—		—
	—	29,100		$41.63	03/30/2016	—		—
	12,860	51,440		$55.74	03/29/2017	—		—
	—	90,268		$52.80	03/28/2018	—		—
	—	—		—	—	12,495	(10)	$583,392
	—	—		—	—	114,870	(11)	$5,363,280
	—	—		—	—	25,237	(12)	$1,178,316

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Wesley McDonald	37,500	—		$60.17	08/04/2018	—		—
	20,000	—		$49.56	02/25/2019	—		—
	15,000	—		$46.20	02/23/2020	—		—
	25,000	—		$51.81	03/27/2013	—		—
	23,320	—		$75.95	03/26/2014	—		—
	2,019	2,006	(4)	$42.89	03/31/2015	—		—
	4,120	6,180		$41.63	03/30/2016	—		—
	—	51,582		$52.80	03/28/2017	—		—
	—	—		—	—	681	(14)	$31,796
	—	—		—	—	12,988	(15)	$606,410
	—	—		—	—	10,842	(16)	$506,213
	—	—		—	—	57,434	(17)	$2,681,593
	—	—		—	—	14,421	(18)	$673,316
Peggy Eskenasi (19)	33,975	—		$50.00	10/04/2019	—		—
	9,000	—		$46.20	02/23/2020	—		—
	13,775	—		$51.81	03/27/2013	—		—
	9,955	—		$75.95	03/26/2014	—		—
	3,400	1,132	(4)	$42.89	03/31/2015	—		—
	2,060	3,090		$41.63	03/30/2016	—		—
	—	41,265		$52.80	03/28/2017	384	(20)	$17,929
	—	—		—	—	6,589	(21)	$307,640
	—	—		—	—	5,518	(22)	$257,635
	—	—		—	—	45,948	(17)	$2,145,312
	—	—		—	—	11,537	(18)	$538,663

(1)

Unless otherwise noted, all option awards with unexercisable shares listed in this table vest at a rate of 20% per year over the first five years of the option term. Options granted prior to 2006 have a fifteen-year term. Options granted in 2006 and thereafter have a seven-year term.

(2)	Includes accrued but unvested dividend equivalent shares.
(3)	Based upon the $46.69 closing price of our common stock on January 27, 2012.
(4)	Options within this award vest at a rate of 25% per year over the first four years of the option term.
(5)	On September 15, 2008, Mr. Mansell was awarded 50,070 restricted shares that cliff vest along with any accrued dividend equivalent shares on the fourth anniversary of the date of grant.
(6)

On September 15, 2008, Mr. Mansell was awarded 49,930 performance shares. The shares vest in four equal installments on each of February 26, 2009, February 24, 2010, February 24, 2011 and February 24, 2012, following the Committee’s certification that our performance exceeded the performance index for Fiscal Years 2008, 2009, 2010 and 2011, respectively.

(7)

On March 30, 2009, Mr. Mansell was awarded 27,624 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

(8)

On October 15, 2009, Mr. Mansell was awarded 50,000 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

(9)

On March 28, 2011, Mr. Mansell was awarded 53,030 performance-vested restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant, provided the Company’s performance exceeds the peer performance index in either fiscal 2011 or 2012. On February 24, 2012, the Committee certified that the Company’s performance exceeded the peer performance index for fiscal 2011.

(10)

On March 30, 2009, Mr. Brennan and Mr. Worthington were each awarded 20,418 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

(11)

On March 1, 2011, Mr. Brennan and Mr. Worthington were each awarded 112,613 career shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant, provided the Company achieves an adjusted net income of $1.0 billion or more in either of the Company’s 2011 or 2012 fiscal years. On February 22, 2012, the Committee certified that the Company’s net income for fiscal 2011 exceeded $1.0 billion.

(12)

On March 28, 2011, Mr. Brennan and Mr. Worthington were each awarded 24,858 performance-vested restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant, provided the Company’s performance exceeds the peer performance index in either fiscal 2011 or 2012. On February 24, 2012, the Committee certified that the Company’s performance exceeded the performance of its peers.

(13)	Options within this award vest at a rate of 20% per year over the third through seventh anniversaries of the option term.
(14)

On March 31, 2008, Mr. McDonald was awarded 2,675 restricted shares. The shares plus accrued dividend equivalent shares vest in four equal installments on the first through fourth anniversaries of the date of the grant.

(15)

On March 30, 2009, Mr. McDonald was awarded grants of 3,433 and 17,790 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

(16)

On March 29, 2010, Mr. McDonald was awarded 13,287 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

(17)

On March 1, 2011, Mr. McDonald and Ms. Eskenasi were each awarded 56,306 career shares. The shares plus accrued dividend equivalent shares vest in three equal installments on the third through fifth anniversaries of the date of the grant, provided the Company achieves an adjusted net income of $1.0 billion or more in either of the Company’s 2011 or 2012 fiscal years. On February 22, 2012, the Committee certified that the Company’s net income for fiscal 2011 exceeded $1.0 billion.

(18)

On March 28, 2011, Mr. McDonald and Ms. Eskenasi were each awarded 14,205 performance-vested restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant, provided the Company’s performance exceeds the peer performance index in either fiscal 2011 or 2012. On February 24, 2012, the Committee certified that the Company’s performance exceeded the performance of its peers for fiscal 2011.

(19)	Does not reflect shares transferred to former spouse pursuant to the terms of a qualified domestic relations order.
(20)

On March 31, 2008, Ms. Eskenasi was awarded 2,267 restricted shares. The shares plus accrued dividend equivalent shares vest in four equal installments on the first through fourth anniversaries of the date of the grant.

(21)

On March 30, 2009, Ms. Eskenasi was awarded grants of 2,060 and 10,687 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

(22)

On March 29, 2010, Ms. Eskenasi was awarded 6,763 restricted shares. The shares plus accrued dividend equivalent shares vest in five equal installments on the first through fifth anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Kevin Mansell	—	—	28,185		$1,455,911
Donald A. Brennan	—	—	6,130		$326,067
John Worthington	30,111	$312,379	5,117		$271,872
Wesley McDonald	—	—	9,563		$507,513
Peggy Eskenasi	—	—	4,740	(1)	$251,485

(1)	Does not reflect shares transferred to former spouse pursuant to the terms of a qualified domestic relations order.

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans and a retiree health plan for certain former principal officers. Over 450 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and bonuses. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)(2)

Kevin Mansell	—	—	($9,112)	—		$2,422,343
Donald A. Brennan	—	—	—	—		—
John Worthington	—	—	—	—		—
Wesley McDonald	$120,000	—	$65,605	($8,188)		$870,980
Peggy Eskenasi	—	—	$9,054	($229,812	)(3)	$220,650

(1)	All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances are not included in the Summary Compensation Table.
(2)

Of the amounts in this column, the following totals have been reported in the Summary Compensation Tables in this proxy statement and in our proxy statements for previous years: Mr. Mansell: $2,104,169; Mr. McDonald: $615,025; Ms. Eskenasi: $188,500.

(3)

Distribution pursuant to a qualified domestic relations order. Of this amount, $188,500 has been reported in the Summary Compensation Tables in this proxy statement and in our proxy statements for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of their employment or a change of control of Kohl’s, Messrs. Mansell, Brennan, Worthington, McDonald and Ms. Eskenasi will be entitled to various payments and other benefits pursuant to their respective Employment Agreements, our 2010 Long-Term Compensation Plan, our 2003 Long-Term Compensation Plan, our Annual Incentive Plan and our associate merchandise discount program. These payments and benefits are described below:

Mr. Mansell

Employment Agreement

We have entered into an amended and restated employment agreement with Mr. Mansell that provides for certain payments and other benefits upon his termination. The agreement does not provide separate or incremental benefits upon a change of control of Kohl’s. The payments and other benefits upon Mr. Mansell’s termination are as follows:

•	If his employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•	If his employment is terminated upon his death or disability or due to our non-renewal of his employment agreement:

•

he or his estate is entitled to a pro rata bonus for the current fiscal year, determined on the basis of the average award made to him over the prior three fiscal years and payable at the same time as other executives receive their bonus for that year;

•

he or his estate is entitled to a severance payment in the amount of one half of his then annual base salary, payable over one year in the event of his death, and over six months in the event of his disability;

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	all of his unvested stock options shall immediately vest if the termination is a result of his death.

•

If his employment is terminated as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily without cause during the term of his employment agreement (generally, three years) he will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to him over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a lump sum severance payment equal to the sum of:

•	an amount equal to his aggregate base salary for the remaining term of his agreement; plus

•

an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years, multiplied by the then remaining term of his agreement, but not more than 2.9 years;

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000;

•	to the extent unvested, continued vesting of his stock options and performance shares for the remaining term of his agreement; and

•	to the extent unvested, accelerated vesting of any outstanding restricted stock awards that would have vested during the remaining term of his agreement.

•	Mr. Mansell’s amended and restated employment agreement does not provide any tax gross ups.

•	Following his termination of employment, Mr. Mansell will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of a termination.

•	In all cases, our obligation to pay severance is contingent upon Mr. Mansell’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

•

The terms of our 2010 Long-Term Compensation Plan provide that in the event of a “change of control” of Kohl’s (as defined in the Plan), the vesting of outstanding stock option awards shall accelerate only if a recipient is involuntarily terminated without cause within the six months prior or the twelve months following the “change of control” or if the recipient voluntarily terminates for “good reason” (as defined in the recipient’s employment agreement, if applicable) during the same time period. This is true if the stock option awards are assumed by the acquiring or surviving company. However, if the awards are not assumed by the acquiring or surviving company, then all awards shall immediately vest and become fully exercisable at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance-vested restricted stock awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied. Again, this is true if the performance-vested restricted stock awards are assumed by the acquiring or surviving company. If the recipient terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance-vested restricted stock awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest. All stock option and performance-vested restricted stock awards granted in 2011 were made under our 2010 Long-Term Compensation Plan. Mr. Mansell has outstanding and unvested stock option and performance-vested restricted stock awards that could vest in accordance with these provisions.

•

Vesting of stock option and restricted stock awards made under our 2003 Long-Term Compensation Plan after May 2, 2007 is within the discretion of the Compensation Committee in the event of a “change of control” of Kohl’s (as defined in the Plan). All stock option and restricted stock awards granted prior to 2011 were made under our 2003 Long-Term Compensation Plan. Mr. Mansell has outstanding and unvested stock options and restricted stock awards that could, in the discretion of the Compensation Committee, vest in accordance with these provisions.

•	Unvested restricted shares granted to Mr. Mansell in 2008 will immediately vest in the event of a “change of control.”

•

As described above, there are also provisions in Mr. Mansell’s employment agreement that allows for acceleration or continued vesting of equity awards upon certain terminations of employment. Pursuant to the terms of our performance-vested restricted stock award agreements for awards granted in 2011, where accelerated vesting is otherwise provided for upon a termination of employment, such awards will only vest if the related performance conditions are satisfied at the time of termination or at a later date.

Non-Contractual Benefit Upon Retirement

In addition to his contractual benefits, upon his retirement, Mr. Mansell will be entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Mansell

The following table shows the potential payments to Mr. Mansell upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. Mansell’s stock options, restricted stock and performance shares that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. Mansell’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 28, 2012 employment termination date, do not reflect salary and bonus accrued as of that date and assume all related performance conditions are satisfied. Also assumed is a January 28, 2012 effective date of a “change of control” and a $46.69 “change of control price” of our common stock, which was the January 27, 2012 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)(5)	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$3,900,000	$3,900,000	$650,000	$650,000	—
Severance Payment — Bonus Payments	—	—	$5,026,667	$5,026,667	—	—	—
Pro Rated Bonus(1)	—	—	$1,733,333	$1,733,333	$1,733,333	$1,733,333	—
Outplacement	—	—	$20,000	$20,000	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	$6,110,953	$4,731,832	—	$7,116,458	$2,384,627
Value of Accelerated Performance Shares(3)	—	—	$582,738	—			$582,738
Value of Accelerated Stock Options(4)	—	—	$199,300	$199,300	—	$199,300	—

TOTAL	$—	$—	$17,572,991	$15,611,132	$2,383,333	$9,699,091	$2,967,365

(1)

The entire hypothetical bonus for 2011 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies).

(2)

Reflects the value of Mr. Mansell’s restricted stock at the January 27, 2012 closing price of $46.69 per share that would vest under the following scenarios: 130,884 shares upon termination by Mr. Mansell for good reason or involuntary termination by Kohl’s without cause; 101,346 shares upon termination by Mr. Mansell for good reason or involuntary termination by Kohl’s without cause following a “change of control” of Kohl’s; 152,419 shares upon termination as a result of Mr. Mansell’s death; and 51,074 shares upon a “change of control” of Kohl’s.

(3)	Reflects the value of Mr. Mansell’s 12,481 unvested performance shares at the January 27, 2012 closing price of $46.69 per share.
(4)

Reflects the value of Mr. Mansell’s 42,500 stock options at the January 27, 2012 closing price of $46.69 per share that would either accelerate or continue to vest upon termination by Mr. Mansell for good reason or involuntary termination by Kohl’s without cause, including such a termination following a “change of control” of Kohl’s, or upon termination as a result of Mr. Mansell’s death.

(5)

Amounts in this column do not include amounts that are earned solely upon a “change of control” of Kohl’s. Accordingly, the amounts in this column and the “change of control” column should be added together to illustrate the total amount earned upon a termination by Mr. Mansell for good reason or an involuntary termination by Kohl’s without cause following a “change of control.” The total amount of both columns when added together is $18,578,497.

Mr. Brennan and Mr. Worthington

Employment Agreement

Mr. Brennan and Mr. Worthington have substantially similar employment agreements. These agreements provide for certain payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s. These arrangements are as follows:

•	If either executive’s employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•	If either executive’s employment is terminated upon his death or disability or due to our non-renewal of his employment agreement:

•

the executive or his estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years, payable at the same time as other executives receive their bonus for that year;

•

the executive or his estate is entitled to receive severance in the amount of one half of his then annual base salary, payable over one year in the event of his death, and over six months in the event of his disability;

•

the executive and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	all of the executive’s unvested stock options shall immediately vest if the termination is a result of the executive’s death.

•

If either executive terminates his employment as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily without cause during the term of his employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), he will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to his aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years;

•

the executive and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000; and

•	to the extent unvested, continued vesting of his stock options throughout the remainder of the term of his employment agreement.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. Brennan’s or Mr. Worthington’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason”, the terminating executive will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to his aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of his agreement, but not more than 2.9 years;

•

the executive and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000; and

•	to the extent unvested, accelerated vesting of any outstanding stock options for the remaining term of his agreement.

•	Messrs. Brennan and Worthington’s employment agreements do not provide any tax gross ups.

•	Following their respective terminations, Mr. Brennan and Mr. Worthington will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreements are not payable until the six-month anniversary of the date of a termination.

•	In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

Vesting of Mr. Worthington’s stock options granted in 2005 would accelerate upon the occurrence of a “change of control” of Kohl’s. For stock options awarded to Mr. Brennan and Mr. Worthington in 2007 through 2010, and the restricted stock awarded to both in 2009, vesting upon a “change of control” is within the discretion of the Compensation Committee, as described in our 2003 Long-Term Compensation Plan. For stock options and performance-vested restricted stock awarded to Mr. Brennan and Mr. Worthington in 2011, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment, within six months prior to or twelve months following a “change of control,” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Upon either executive’s death while employed by us, all outstanding stock options and restricted stock (including performance-vested restricted stock) would immediately vest.

In addition, Mr. Brennan’s and Mr. Worthington’s restricted stock award agreements for grants made to them in 2009 and performance-vested restricted stock award agreements for grants made to them in 2011 accelerate vesting of the shares granted pursuant to those agreements in the amount of what would have vested during the three-year period following termination of the executive’s employment if the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of his employment agreement. All performance-vested restricted stock awards will only vest if the related performance conditions are satisfied at the time of termination or at a later date.

As described above, there are also provisions in Mr. Brennan’s and Mr. Worthington’s employment agreements that allow for acceleration or continued vesting of stock options upon certain terminations of employment.

Non-Contractual Benefit Upon Retirement

In addition to their contractual benefits, upon their retirement, Mr. Brennan and Mr. Worthington will each be entitled to participate for their respective lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Brennan

The following table shows the potential payments to Mr. Brennan upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Brennan’s stock options and restricted stock that would vest upon certain terminations of Mr. Brennan’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 28, 2012 employment termination date, do not reflect salary and bonus accrued as of that date and assume all related performance conditions are satisfied. Also assumed is a January 28, 2012 effective date of a “change of control” and a $46.69 “change of control price” of our common stock, which was the January 27, 2012 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$2,610,000	$2,610,000	$450,000	$450,000	—
Severance Payment — Bonus Payments	—	—	$1,020,833	$2,960,417	—	—	—
Pro Rated Bonus(1)	—	—	$1,020,833	$1,020,833	$1,020,833	$1,020,833	—
Outplacement	—	—	$20,000	$20,000	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	$4,508,355	$7,125,005		$7,125,005
Value of Accelerated Stock Options(2)	—	—	$254,041	$254,041	—	$254,041	—

TOTAL	$—	$—	$9,434,062	$13,990,296	$1,470,833	$8,849,879	$—

(1)

The entire hypothetical bonus for 2011 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies).

(2)	Values are calculated at the January 27, 2012 closing price of our common stock on the New York Stock Exchange, which was $46.69 per share.

Potential Benefit Summary — Mr. Worthington

The following table shows the potential payments to Mr. Worthington upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Worthington’s stock options and restricted stock that would vest upon certain terminations of Mr. Worthington’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 28, 2012 employment termination date, do not reflect salary and bonus accrued as of that date and assume all related performance conditions are satisfied. Also assumed is a January 28, 2012 effective date of a “change of control” and a $46.69 “change of control price” of our common stock, which was the January 27, 2012 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$2,610,000	$2,610,000	$450,000	$450,000	—
Severance Payment — Bonus Payments	—	—	$1,020,833	$2,960,417	—	—	—
Pro Rated Bonus(1)	—	—	$1,020,833	$1,020,833	$1,020,833	$1,020,833	—
Outplacement	—	—	$20,000	$20,000	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	$4,508,355	$7,125,005		$7,125,005	—
Value of Accelerated Stock Options(2)	—	—	$254,041	$254,041	—	$254,041	—

TOTAL	$—	$—	$9,434,062	$13,990,296	$1,470,833	$8,849,879	$—

(1)

The entire hypothetical bonus for 2011 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies).

(2)	Values are calculated at the January 27, 2012 closing price of our common stock on the New York Stock Exchange, which was $46.69 per share.

Mr. McDonald and Ms. Eskenasi

Employment Agreement

Mr. McDonald and Ms. Eskenasi entered into employment agreements with Kohl’s which are substantially similar to the employment agreements with Mssrs. Brennan and Worthington. The payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s are the same as described above for Mssrs. Brennan and Worthington, except as follows:

•

Instead of being eligible for post-retirement health care coverage under our health insurance plan subject to reimbursement for the cost of such premiums, in connection with certain terminations, Mr. McDonald and Ms. Eskenasi shall receive reimbursement of that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage of an executive under our group health insurance plans;

•

if either Mr. McDonald or Ms. Eskenasi terminates employment as a result of a material reduction in job status or scope of responsibilities (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause during the term of the executive’s employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), then such monthly reimbursement payments shall occur for a period of two years; and

•

if, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. McDonald’s or Ms. Eskenasi’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason,” then such monthly reimbursement payments shall occur for a period of one year.

Accelerated Vesting of Equity Awards

Vesting of Mr. McDonald’s and Ms. Eskenasi’s restricted shares granted prior to 2009 would accelerate upon the occurrence of a “change of control” of Kohl’s. For stock options awarded to Mr. McDonald and Ms. Eskenasi in 2008 through 2010, and restricted stock grants awarded to both in 2009 and 2010, vesting upon a “change of control” is within the discretion of the Compensation Committee, as described in our 2003 Long-Term Compensation Plan. For stock options and performance-vested restricted stock awarded to Mr. McDonald and Ms. Eskenasi in 2011, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment, within six months prior to or twelve months following a “change of control,” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Upon either executive’s death while employed by us, all outstanding stock options and restricted stock (including performance-vested restricted stock) would become immediately vested.

In addition, the restricted stock and option awards made to Mr. McDonald and Ms. Eskenasi prior to 2011 provided for accelerated vesting of the shares or options granted pursuant to such grants to the extent such shares or options would have otherwise vested during the two-year period following termination of the executive’s employment if the executive terminates for “good reason” or if we terminate the executive’s employment without cause during the term of the employment agreement. For option grants made to Mr. McDonald and Ms. Eskenasi in 2008 through 2010, as well as restricted stock grants made in 2009 and 2010, if a similar termination of employment were to occur within the one year period following a “change of control,” all unvested shares or options granted pursuant to such awards would vest.

Similar to Messrs. Brennan and Worthington, the vestings of Mr. McDonald’s and Ms. Eskenasi’s performance-vested restricted stock award agreements for granted in 2011 accelerates with respect to the number of shares that would have vested during the three-year period following termination of the executive’s employment if the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the employment agreement, provided the related performance conditions are satisfied at the time of termination or at a later date.

As described above with respect to Messrs. Brennan and Worthington, there are also provisions in Mr. McDonald’s and Ms. Eskenasi’s employment agreements that accelerate vesting of all or a portion of any outstanding equity awards upon certain terminations of the executive’s employment. Those provisions are intended to apply to equity grants awarded to the executives after those employment agreements became effective, which was December 1, 2010.

Potential Benefit Summary — Mr. McDonald

The following table shows the potential payments to Mr. McDonald upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. McDonald’s stock options, restricted stock and performance shares that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. McDonald’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 28, 2012 employment termination date, do not reflect salary and bonus accrued as of that date and assume all related performance conditions are satisfied. Also assumed is a January 28, 2012 effective date of a “change of control” and a $46.69 “change of control price” of our common stock, which was the January 27, 2012 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)(3)	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$2,320,000	$2,320,000	$400,000	$400,000	—
Severance Payment — Bonus Payments	—	—	$713,533	$2,069,247	—	—	—
Pro Rated Bonus(1)	—	—	$713,533	$713,533	$713,533	$713,533	—
Outplacement	—	—	$20,000	$20,000	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	$1,987,004	$4,467,540		$4,499,314	$31,774
Value of Accelerated Stock Options(2)	—	—	$28,470	$38,894	—	$38,894	—
Health Care Benefits	—	—	$18,168	$9,084	—	—	—

TOTAL	$—	$—	$5,800,708	$9,638,298	$1,113,533	$5,651,741	$31,774

(1)

The entire hypothetical bonus for 2011 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies).

(2)	Values are calculated at the January 27, 2012 closing price of our common stock on the New York Stock Exchange, which was $46.69 per share.
(3)

Amounts in this column do not include amounts that are earned solely upon a “change of control” of Kohl’s. Accordingly, the amounts in this column and the “change of control” column should be added together to illustrate the total amount earned upon a termination by Mr. McDonald for good reason or an involuntary termination by Kohl’s without cause following a “change of control.” The total amount of both columns when added together is $9,670,072.

Potential Benefit Summary — Ms. Eskenasi

The following table shows the potential payments to Ms. Eskenasi upon termination of her employment during the term of her employment agreement. Also shown is the value of any of Ms. Eskenasi’s stock options, restricted stock and performance shares that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Ms. Eskenasi’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 28, 2012 employment termination date, do not reflect salary and bonus accrued as of that date and assume all related performance conditions are satisfied. Also assumed is a January 28, 2012 effective date of a “change of control” and a $46.69 “change of control price” of our common stock, which was the January 27, 2012 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)(3)	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$2,320,000	$2,320,000	$400,000	$400,000	—
Severance Payment — Bonus Payments	—	—	$743,133	$2,155,087	—	—	—
Pro Rated Bonus(1)	—	—	$743,133	$743,133	$743,133	$743,133	—
Outplacement	—	—	$20,000	$20,000	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	$1,390,168	$3,249,239		$3,267,184	$17,945
Value of Accelerated Stock Options(2)	—	—	$14,725	$19,937	—	$19,937	—
Health Care Benefits	—	—	$6,402	$3,201	—	—	—

TOTAL	$—	$—	$5,237,561	$8,510,597	$1,143,133	$4,430,254	$17,945

(1)

The entire hypothetical bonus for 2011 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies).

(2)	Values are calculated at the January 27, 2012 closing price of our common stock on the New York Stock Exchange, which was $46.69 per share.
(3)

Amounts in this column do not include amounts that are earned solely upon a “change of control” of Kohl’s. Accordingly, the amounts in this column and the “change of control” column should be added together to illustrate the total amount earned upon a termination by Ms. Eskenasi for good reason or an involuntary termination by Kohl’s without cause following a “change of control.” The total amount of both columns when added together is $8,528,542.

Equity Compensation Plan Information

The following table provides information as of January 28, 2012 regarding shares outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	16,563,665	$53.41	16,077,362
Equity compensation plans not approved by security holders(1)	—	—	—

Total	16,563,665	$53.41	16,077,362

(1)	All of our existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports with the Commission disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2011, all of such reports were filed on a timely basis by reporting persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing our system of internal controls, and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for auditing our financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on the effectiveness of our internal controls over financial reporting.

Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed our audited financial statements with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 28, 2012 for filing with the Securities and Exchange Commission.

Audit Committee:

Stephen E. Watson, Chair
Peter Boneparth
John F. Herma
Stephanie A. Streeter
Nina G. Vaca

ITEM TWO

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2012. This selection is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2012. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2011 and fiscal 2010:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$1,909,049	$922,837
Audit-Related Fees	—	—
Tax Fees	114,666	29,474
All Other Fees	—	—

Total	$2,023,715	$952,311

(1)	Of the noted Audit Fees, Ernst & Young’s work on our lease accounting corrections accounted for $1,105,034 in fiscal 2011 and $135,366 in fiscal 2010.

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, lease accounting restatement and various consultation topics. Included in Audit Fees are fees for services related to the certification of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. We did not pay any Audit-Related Fees to Ernst & Young during the last two fiscal years.

Tax Fees. Tax fees for fiscal 2011 include consultations related to IRS issues, Federal Work Opportunity Tax Credit matters and other miscellaneous matters.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Kohl’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is often referred to as a “say-on-pay” vote. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors currently intends to provide for a “say-on-pay” vote on an annual basis.

As an advisory vote, the “say-on-pay” vote is not binding on Kohl’s, the Board of Directors, or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee’s charter specifically states that the Committee will review all “say-on-pay” voting results and consider whether to make any adjustments to our executive compensation policies and practices in response to these results.

We believe our executive compensation program as a whole is well suited to promote Kohl’s objectives in both the short and long term. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Compensation Committee’s objectives include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals;

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;

•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM FOUR

SHAREHOLDER PROPOSAL: ANIMAL FUR POLICY

The following shareholder proposal was submitted by The Humane Society of the United States, 2100 L Street NW, Washington, DC 20037 (the “Proponent”). The Proponent claims to beneficially own not less than $2,000 worth of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

RESOLVED, that shareholders encourage the board of directors to develop a policy, by the end of 2012, to prohibit the sale of products that use animal fur, such as raccoon dog and bobcat.

SUPPORTING STATEMENT:

Kohl’s appears to be out of step with its competitors that have implemented animal fur policies to ensure proper, clear vendor compliance, and to protect their customers. It would be in shareholders’ interests for the company to have a clear policy prohibiting the sale of animal fur products. Please consider the following:

•

Leading retailers and designers, like JCPenney, Sears, Forever 21, Daffy’s, Liz Claiborne, Urban Outfitters, Gap, J. Crew, Overstock.com, John Bartlett, Charlotte Ronson, Tommy Hilfiger and Calvin Klein, have already implemented fur-free policies.

•

The Humane Society of the United States (HSUS) has consistently found falsely-advertised and falsely-labeled animal fur garments that put customers at risk of being duped. In recent years, misrepresentation of fur products has led to nearly two dozen companies being named in HSUS petitions filed before the Federal Trade Commission, six companies named in an HSUS lawsuit before the D.C. Superior Court, and multiple companies seen on local and national television news after salespeople misrepresented animal fur to reporters posing as customers.

•	“Faux” or fake fur has improved dramatically in quality in recent years, making it a suitable alternative for products where the look and feel of animal fur is desired.

•

Issues involving transparency and lack of quality control in the production and sale of animal fur garments suggest that misrepresentation will continue to plague the industry, and potentially put Kohl’s, and its customers, at risk.

•

Serious welfare issues are widespread in the production of animal fur, including animals being skinned alive, anally electrocuted, drowned, and pets caught in traps. In October, 2011, news media reported that the dog “Handsome” was killed in a trap in the town of Oregon, Wisconsin (65 miles away from Kohl’s headquarters) while on a walk with his owner. This may not be something shareholders prefer to be associated with Kohl’s brand.

We urge shareholders to vote FOR this modest resolution, which would simply encourage the board to take action on an important social and legal issue on which numerous competitors have already taken action.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

Kohl’s is in the business of selling moderately priced apparel, footwear and accessories for women, men and children; soft home products such as bedding; and housewares. Some of this merchandise is designed and manufactured by third parties and some of it is designed by Kohl’s in-house product development staff and manufactured by third parties in accordance with our specifications. We offer a full array of styles and designs to fit the needs of a wide range of consumers. In response to consumer’s demands for both fashion and function, our products are constructed from a broad range of quality fabrics and other materials. An integral part of our business is selecting the products we sell.

Each product’s design, including the materials from which it is constructed, contributes to the appeal of the product. The potential use of fur or other materials is an aesthetic choice that is the essence of the fashion design business. Retailers and other manufacturers of apparel, footwear, accessories and soft home products must be able to make free and independent judgments of how best to meet the desires and preferences of their consumers. A company’s management is best situated to make these ordinary business decisions. This shareholder proposal constitutes an attempt to second-guess management’s decisions regarding ordinary business issues, micro-manage Kohl’s affairs and interfere with the day-to-day conduct of our ordinary business operations.

Importantly, we believe we are in compliance with all applicable laws and regulations relating to the limited use of fur in the products we sell. All of our suppliers and manufacturers certify to us that the merchandise they ship to Kohl’s has been manufactured, packaged, labeled, tagged, packed, advertised, sold, invoiced and transported in full compliance with all applicable laws, including the Fur Products Labeling Act. To further ensure our compliance with the Fur Products Labeling Act and other laws and regulations, our standard purchase order terms also require that all merchandise and related packaging must be free of any real animal fur unless expressly requested and authorized in writing by Kohl’s.

Certain statements in the Proponent’s Supporting Statement, such as the broad and unsupported generalizations regarding falsely-advertised and falsely labeled animal fur garments, the lack of quality control in the production of certain garments and cruel and inhumane treatment of animals are not linked in any way to Kohl’s operations. The proposal intends to shock readers’ sensibility with graphically violent descriptions of cruelty to animals, implying that we have been associated with such conduct. Management is unaware of any such conduct related to the production of the merchandise we sell.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM FIVE

SHAREHOLDER PROPOSAL: SUCCESSION PLANNING AND REPORTING

The following shareholder proposal was submitted by the Trowel Trades S&P 500 Index Fund (the “Proponent”). The Proponent claims to beneficially own 6,049 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

RESOLVED: That the shareholders of Kohl’s Corporation (‘Company’) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;

•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;

•	The Board will identify and develop internal candidates;

•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;

•	The Board will annually produce a report on its succession plan to shareholders.

SUPPORTING STATEMENT: CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the National Association of Corporate Directors quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance an Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well-defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

Proponent presented an identical proposal at the 2011 Annual Meeting of Shareholders, and approximately 76% of shareholders who voted on the matter voted against it. After careful consideration, our Board of Directors has again determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

The Board believes that one of its essential functions is management succession planning. Accordingly, our Corporate Governance Guidelines and the Charter of the Board’s Compensation Committee require that Committee to regularly and actively review and evaluate our executive management succession plans and to make recommendations on succession planning issues to the full Board. In accordance with these directives, the Compensation Committee, which is composed exclusively of independent directors, is actively involved in executive management succession planning on a year-round basis. The effectiveness of our current succession planning process is best evidenced by the fact that we have had two planned retirements of our Chief Executive Officers over the past eleven years. In both instances, an internal successor had been groomed for the position and was immediately named upon the announcement of the retirement.

Our current succession planning process includes most of the features contemplated by the proposal, and in fact our current practices are far more comprehensive. The Board, however, believes it would be highly inadvisable to publicly report on its plan, as requested by the proposal. A comparison of our current practices to those in the proposal are as follows:

Proposal	Current Policies & Practices

The proposal addresses succession planning only for the Chief Executive Officer.	Our Compensation Committee and the full Board engage in succession planning for our entire executive management team, including but not limited to, the Chief Executive Officer.

The proposal would have the Board review the succession plan annually.	Our Compensation Committee reviews our succession plans at least twice per year and recaps and discusses these reviews with the full Board in each instance.

The proposal would have the Board develop criteria for the CEO position which will reflect the Company’s business strategy and would require use of a formal assessment process to evaluate candidates.	Our Compensation Committee has developed criteria reflecting our business strategy for our entire executive management team, and formal assessments are used to evaluate the executives.

The proposal would have the Board identify and develop internal candidates.	We have a long history of identifying and developing internal candidates for our executive management positions. However, our Board has a fiduciary duty to shareholders that cannot be micro-managed or constrained in the manner suggested by the proposal. For example, if an outstanding external candidate were available to fill a previously identified talent gap, the Board must retain the flexibility to consider such an approach.

The proposal would have the Board begin non-emergency CEO succession planning at least 3 years before an expected transition and maintain an emergency succession plan that is reviewed annually.	Our Compensation Committee and the full Board do not view succession planning as preparation for a single event, so they engage in succession planning discussions on a year-round basis. We recognize the importance of maintaining and reviewing both a long-term transition plan and an emergency transition plan.

While many of the elements of the proposal may be a good starting point for a basic succession planning process, we have implemented a far more sophisticated process and we believe requiring the Board to annually produce a report on our succession plan could adversely affect our shareholders. For an annual report to be meaningful, it would have to include detailed information that could harm our competitive position. We do not believe it would be in the best interests of our shareholders to provide detailed information to our competitors about our business strategy and outlook, our most promising internal candidates, any desirable external candidates and other factors that our Directors currently consider in the succession planning process. Any such information that we elect or are required to disclose should be disclosed at the time we deem it advisable or required. If we omitted the competitively sensitive information that would be required by the report contemplated by the proposal, the report would consist only of general statements containing little substance. In addition, such disclosure could cause internal discord and could result in the loss of executive-level talent.

The Board has been, and will continue to be, fully engaged in thoughtful and timely succession planning. We believe, however, that the amount of disclosure contemplated by this proposal would not be in the best interests of our shareholders, and that the other elements of the proposal have been substantially implemented.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM SIX

SHAREHOLDER PROPOSAL: EXECUTIVES TO RETAIN SIGNIFICANT STOCK

The following shareholder proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 (the “Proponent”). The Proponent claims to beneficially own not less than 150 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

6 - Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that our executive pay committee adopt a percentage of 25% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.

As a minimum this proposal asks for a retention policy going forward, although the preference is for immediate implementation to the fullest extent possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay. Annual bonuses for our CEO were based 20% on individual performance, in other words subjectively.

Long-term incentive pay for Named Executive Officers continued to consist of a mix of market-priced stock options and restricted stock awards, both of which simply vest after the passage of time. To be effective, equity pay given for long-term incentives should include performance-vesting features. Our company did not have a clawback policy to allow for the recovery of executive pay in the event of fraud or financial restatements.

Our Lead Director Steven Burd was potentially conflicted due to his ownership in Blackhawk Marketing, which distributed Kohl’s gift cards. Blackhawk was a Safeway subsidiary and Mr. Burd was Safeway’s CEO. Three other directors were potentially-conflicted and this was compounded by these directors having over two decades tenure: John Herma, William Kellogg and Peter Sommerhauser (our highest negative vote-getter). As tenure goes up independence declines.

Stephen Watson, Chairman of both our Audit and Nominating Committees, was flagged by The Corporate Library for his Eddie Bauer directorship leading up to its bankruptcy. Our board was the only significant directorship for five of our directors. This could indicate a lack of current transferable director experience for almost half of our board.

Please encourage our board to respond positively to this proposal: Executives To Retain Significant Stock – Yes on 6.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

One of the objectives of the Board of Directors’ Compensation Committee (the “Committee”) is to promote ownership of Kohl’s stock by our executive officers. We believe long-term equity ownership aligns our executives’ economic interests with those of our shareholders, promotes a focus on the Company’s long-term success and discourages unreasonable risk-taking. Our existing stock ownership guidelines and our carefully designed compensation program effectively align the economic interests of our executives with those of shareholders and encourage a focus on Kohl’s long-term performance.

This shareholder proposal would require executives to hold a significant portion of their equity awards for a period of time following their retirement or termination. Proponent offers no explanation as to why stock retention after termination of an executive’s employment would contribute to the long-term value of Kohl’s. The proposal could result in the value of an executive’s equity holdings being dramatically affected by matters completely unrelated to Kohl’s performance or the executive’s actions during the period of the executive’s employment. The possibility of this unfair and arbitrary result would very likely hinder the ability of Kohl’s to attract and retain executive talent. Further, requiring executives to retain a portion of their stock ownership beyond termination or retirement could motivate executives who have been successful in enhancing shareholder value to leave Kohl’s early in order to share in the value that they helped create.

Pursuant to our current stock ownership guidelines, our Chief Executive Officer is required to maintain ownership of Kohl’s stock with a value equal to five times his base salary. Other principal officers and Senior Executive Vice Presidents are required to maintain ownership of Kohl’s stock with a value equal to three times their base salary. Executive Vice Presidents are required to maintain ownership of Kohl’s stock with a value equal to their base salary. Furthermore, the guidelines adopted by the Committee prohibit our NEO’s from selling more than 20% of their vested stock options and shares of Kohl’s stock owned outright in any one fiscal year. We believe these stock ownership guidelines and stock sale restrictions strike an appropriate balance between ensuring that our executives have a significant equity stake in the future of Kohl’s, while also allowing them to prudently manage their personal financial affairs.

Kohl’s anti-hedging policies complement the objectives of the stock ownership guidelines and stock sale restrictions described above. Kohl’s executives are prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

The Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing shareholder value. The long-term compensation portion of this program has effectively created a direct link between executives’ compensation and long-term shareholder returns. Long-term compensation consists primarily of equity incentive awards in the form of performance- and time-vested restricted stock and time-vested stock options, all of which vest ratably over a period of several years to create and maintain a long-term economic stake in Kohl’s for the executives. The ultimate value of any of these long-term incentive awards is dependent upon the future performance of our stock price, thereby directly aligning their economic interests with those of our shareholders.

The Board of Directors believes that Kohl’s existing programs and policies effectively facilitate significant long-term stock ownership by executives and ensure that their economic interests are aligned with those of our shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2011 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE POSTED ON OUR WEBSITE AT www.kohls.com, AND ARE ALSO AVAILABLE TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 19, 2012

KOHL’S CORPORATION

N56 W17000 RIDGEWOOD DRIVE

MENOMONEE FALLS, WI 53051

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M41727-P20058	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    KOHL’S CORPORATION

ITEM 1. Election of Directors The Board of Directors recommends that you vote FOR the following nominees:

Nominees:		For	Against	Abstain

1a.	Peter Boneparth	☐	☐	☐

1b.	Steven A. Burd	☐	☐	☐

1c.	John F. Herma	☐	☐	☐

1d.	Dale E. Jones	☐	☐	☐

1e.	William S. Kellogg	☐	☐	☐

1f .	Kevin Mansell	☐	☐	☐

1g.	John E. Schlifske	☐	☐	☐

1h.	Frank V. Sica	☐	☐	☐

1i .	Peter M. Sommerhauser	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

		For	Against	Abstain

1j.	Stephanie A. Streeter	☐	☐	☐

1k.	Nina G.Vaca	☐	☐	☐

1l.	Stephen E. Watson	☐	☐	☐

Vote on Proposals:

ITEM 2. Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm. The Board of Directors Recommends a Vote FOR Item 2.		☐	☐	☐

ITEM 3. Advisory Vote on Approval of Named Executive Officer Compensation. The Board of Directors Recommends a Vote FOR Item 3.		☐	☐	☐

ITEM 4. Shareholder Proposal: Animal Fur Policy. The Board of Directors recommends a vote AGAINST Item 4.		☐	☐	☐

ITEM 5. Shareholder Proposal: Succession Planning and Reporting. The Board of Directors recommends a vote AGAINST Item 5.		☐	☐	☐

ITEM 6. Shareholder Proposal: Executives to Retain Significant Stock. The Board of Directors recommends a vote AGAINST Item 6.		☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING ADMISSION TICKET

Kohl’s Corporation

Annual Meeting of Shareholders

Thursday, May 10, 2012

1:00 P.M., Local Time

The Pilot House at Pier Wisconsin

500 N. Harbor Drive

Milwaukee, Wisconsin 53202

This Admission Ticket will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

TheNotice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M41728-P20058

KOHL’S CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint Richard D. Schepp and Kevin Mansell or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl’s Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 P.M., Local Time on May 10, 2012 at The Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AGAINST THE SHAREHOLDER PROPOSAL ON ANIMAL FUR POLICY, AGAINST THE SHAREHOLDER PROPOSAL ON SUCCESSION PLANNING AND REPORTING AND AGAINST THE SHAREHOLDER PROPOSAL ON EXECUTIVES TO RETAIN SIGNIFICANT STOCK. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY KOHL’S CORPORATION AND PROPOSALS 4, 5 AND 6, ARE BEING PROPOSED BY SHAREHOLDERS OF KOHL’S CORPORATION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE